Exhibit 10.3

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

MINOL, L.P.

AND

SOUTHWEST WATER COMPANY

Dated as of June 27, 2005

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Section 2.32	Disclaimer of Additional and Implied Warranties

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 3.1	Organization and Authority
Section 3.2	Authority Relative to Agreement
Section 3.3	No Violation
Section 3.4	Consents and Approvals
Section 3.5	Investment Intent
Section 3.6	Financing
Section 3.7	Disclaimer of Additional and Implied Warranties

ARTICLE IV - CERTAIN TAX MATTERS

Section 4.1	Preparation and Filing of Returns
Section 4.2	Tax Indemnification by Seller
Section 4.3	Tax Indemnification by Purchaser
Section 4.4	Allocation of Certain Taxes
Section 4.5	Refunds and Carrybacks
Section 4.6	Cooperation on Tax Matters; Tax Audits
Section 4.7	Termination of Tax-Sharing Agreements
Section 4.8	Tax Claims

ARTICLE V - ADDITIONAL COVENANTS

Section 5.1	Access To, and Information Concerning, Properties and Records
Section 5.2	Public Announcements
Section 5.3	Good Faith Efforts to Consummate Transactions
Section 5.4	Company’s Employees
Section 5.5	Resignations
Section 5.6	Further Assurances
Section 5.7	Restrictive Covenants
Section 5.8	Certain Employee Matters
Section 5.9	Intercompany Debt
Section 5.10	Collection of Accounts Receivable; Repurchase of Accounts Receivable
Section 5.11	MTI Transmitter System Replacement
Section 5.12	Employee and Independent Contractor Matters

ARTICLE VI - CONDITIONS TO CLOSING

Section 6.1	Conditions to Each Party’s Obligation Under this Agreement
Section 6.2	Conditions to the Obligations of Purchaser Under this Agreement
Section 6.3	Conditions to the Obligations of Seller Under this Agreement

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ARTICLE VII - TERMINATION; AMENDMENT; WAIVER

Section 7.1	Termination
Section 7.2	Effect of Termination
Section 7.3	Amendment and Modification
Section 7.4	Extension; Waiver

ARTICLE VIII - REMEDIES

Section 8.1	Remedies for Breach of Representations, Warranties and Covenants of Seller Before the Closing Date
Section 8.2	Indemnification by Seller
Section 8.3	Indemnification by Purchaser
Section 8.4	Notice and Defense of Third-Party Claims
Section 8.5	Limitations of Liability
Section 8.6	Exclusive Remedies
Section 8.7	Mediation
Section 8.8	Holdback Fund

ARTICLE IX - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES

Section 9.1	Survival of Representations, Warranties and Indemnities

ARTICLE X - FORCE MAJEURE

Section 10.1	Force Majeure
Section 10.2	Termination Upon Extended Force Majeure

ARTICLE XI - MISCELLANEOUS

Section 11.1	Expenses
Section 11.2	Brokers and Finders
Section 11.3	Entire Agreement; Assignment
Section 11.4	Waiver; Consents
Section 11.5	Severability
Section 11.6	Notices
Section 11.7	Governing Law
Section 11.8	Jurisdiction and Venue
Section 11.9	Waiver of Jury Trial
Section 11.10	Descriptive Headings
Section 11.11	Parties in Interest; No Third-Party Beneficiary
Section 11.12	Counterparts
Section 11.13	Incorporation by Reference
Section 11.14	Certain Definitions

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 27, 2005 (the “Effective Date”), by and between Southwest Water Company, a Delaware corporation (“Seller”), and Minol, L.P., a Delaware limited partnership (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the owner of 25,000 shares of the issued and outstanding common stock, without par value (the “Common Stock”), of Master Tek International, Inc., a Colorado corporation (the “Company”), and the Common Stock constitutes all of the issued and outstanding capital stock of the Company;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all such shares of the Common Stock (the “Shares”), upon the terms and conditions set forth herein;

WHEREAS, Seller is making certain representations, warranties, agreements, covenants and indemnities herein as an inducement to Purchaser to enter into this Agreement, and Purchaser is making certain representations, warranties, agreements, covenants and indemnities herein as an inducement to Seller to enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 11.14.

NOW, THEREFORE, in consideration of the recitals and the respective representations, warranties, covenants and indemnities contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
SALE OF SHARES; CLOSING

Section 1.1                                   Purchase of Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.3(a) below), Seller will sell and deliver to Purchaser, and Purchaser will purchase from Seller, the Shares.

Section 1.2                                   Share Purchase Price.  The purchase price for the Shares is $12,150,000.00 USD, plus or minus any adjustments to such sum required by Section 1.5 or Section 1.6 (the ”Purchase Price”).  Except for the amount withheld in escrow pursuant to Section 1.7, Purchaser shall pay to Seller on the next Business Day following the Closing (as defined in
Section 1.3(a) below) the Purchase Price, as adjusted to the Closing Date, by wire transfer of immediately available funds to the account designated by Seller.

Section 1.3                                   Closing; Effective Time.

(a)                             Closing.  The purchase and sale of the Shares (the “Closing”) provided for in this Agreement shall take place in the offices of Jenkens & Gilchrist, LLP, 12100 Wilshire Boulevard, 15th Floor, Los Angeles, California 90025, at 10:00 A.M. (Los Angeles, California time) on June 27, 2005, or at such other time and place as may be agreed in writing by the Parties.  For purposes of this Agreement, the date on which the Closing actually occurs is the “Closing Date”.

(b)                             Effective Time.  The purchase and sale of the Shares provided for in this Agreement shall be effective for Tax, accounting and all other purposes as of 12:01 A.M. (Westminster, Colorado time) on the Closing Date (the “Effective Time”), except as provided otherwise in this Agreement or otherwise agreed in writing by the Parties.

(c)                             Closing by Fax/FedEx.  Notwithstanding the foregoing, the Parties may agree for the Closing to occur by facsimile or other electronic transmission of the Transaction Documents (as defined in Section 1.4 below) on the Closing Date, with executed original Transaction Documents to be sent to the appropriate Party (or its legal counsel) by Federal Express (or other nationally recognized guaranteed and receipted overnight delivery service) or local courier service.

Section 1.4                                   Deliveries at Closing.  Each of Purchaser and Seller will deliver, or cause to be delivered, at the Closing the following documents and instruments (collectively, the “Transaction Documents”) to which it or any of its Affiliates is a party:

(a)                             Seller Deliveries.  Seller shall deliver, or cause its appropriate Affiliates to deliver, to Purchaser:

(i)                                    Closing Statement.  The Closing Statement (as defined in Section 1.5(a) below), duly executed by Seller;

(ii)                                Stock Certificates.  The original certificate or certificates evidencing 25,000 of the Shares, together with endorsements or stock powers duly executed in blank by Seller;

(iii)                            Officer’s Certificate of Seller.  A certificate, upon which Purchaser may rely, duly executed by a duly authorized officer of Seller certifying as true, accurate and complete, as of the Closing Date:  (A) a copy of the resolutions of Seller’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated by this Agreement by Seller; and (B) the incumbency of the officer or officers authorized to execute on behalf of Seller this Agreement and the Transaction Documents to which it is a party;

(iv)                               Officer’s Certificate of the Company.  A certificate, upon which Purchaser may rely, duly executed by a duly authorized officer of the Company certifying as true, accurate and complete, as of the Closing Date:  (A) a certified copy of the Articles of Incorporation (or equivalent Organizational Document) of the Company issued by the Colorado Secretary of State; (B) a copy of the Bylaws (or equivalent Organizational Document) of the Company; (C) a certified copy of the Certificate of Foreign Qualification (or equivalent Organizational Document) of the Company issued by the Secretary of State of Texas and California; and (D) the incumbency of the officer or officers authorized to execute on behalf of the Company the Transaction Documents to which it is a party;

(v)                                   Closing Certificate of Seller.  A certificate from a duly authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a) and (c) have been satisfied;

(vi)                               Consents. Copies or other satisfactory evidence of the Consent of the Person listed or referred to in Schedule 2.6 as the Person whose Consent will be obtained at or prior to the Closing Date;

(vii)                           Governmental Certificates.  Certificates of existence and good standing, if applicable, issued by the Secretary of State (or other appropriate officer) of the state of the Company’s organization and the states of Texas and California, as of a date reasonably close to the Closing Date;

(viii)                       UCC, Judgment and Tax Lien Search Reports.  Uniform Commercial Code, judgment and tax lien search reports of the Company for the names “Master Tek International, Inc.” and “Southwest Water Billing Solutions, Inc.” and “RCI Utilities, Inc.” and “Intelli-Billing” issued by the Colorado Secretary of State, the County Clerk of Jefferson County, Colorado, the Texas Secretary of State and the County Clerk of Dallas County, Texas, dated as of a date reasonably close to the Closing Date;

(ix)                              Minute Books.  The minute book or books of the Company and all of the contents thereof;

(x)                                  Resignations.  Duly executed written resignations from each director and officer of the Company as required by Section 5.5, in a form and content acceptable to Purchaser;

(xi)                              Escrow Agreement.  The Escrow Agreement (as defined in Section 8.8(a) below), duly executed by all parties thereto other than Purchaser;

(xii)                          Armstrong Release.  A duly executed Separation Agreement and General Release of Claims between the Company and Scott Armstrong, dated effective prior to the Closing Date, in a form and content acceptable to Purchaser (the “Armstrong Release”);

(xiii)                      Leased Vehicles.  A pay-off letter from EMKAY, Inc. stating the full amount required to be paid for Seller to own the Leased Vehicles (as defined in Section 1.5(c) below), free and clear of all Liens;

(xiv)                         Leased Computer Equipment.  A pay-off letter from CSI Leasing, Inc. stating the full amount required to be paid for Seller to own the Leased Computer Equipment (as defined in Section 1.5(d) below), free and clear of all Liens;

(xv)                             Work-in Progress Certificate.  The Work-in Progress Certificate (as defined in Section 1.6(a)(ii) below), duly executed by Seller; and

(xvi)                         Other Transaction Documents.  All such other certificates of title, deeds and instruments of sale, assignment, conveyance and transfer as may be reasonably necessary or as Purchaser may reasonably request to effect the sale, transfer, assignment, conveyance and delivery of the Shares to Purchaser in accordance with this Agreement and any other Transaction Documents, and where necessary or desirable, in recordable form, in each case, as is necessary to effect the purchase and sale of the Shares and other transactions contemplated by this Agreement.

(b)                             Purchaser Deliveries.  Purchaser shall deliver, or cause its appropriate Affiliates to deliver, to Seller:

(i)                                    Closing Statement.  The Closing Statement, duly executed by Purchaser;

(ii)                                Purchase Price.  On the next Business Day following the Closing, the Purchase Price, as adjusted to the Closing Date;

(iii)                            Manager’s Certificate of Purchaser.  A certificate, upon which Seller may rely, duly executed by a manager of Minol,  LLC, a Delaware limited liability company and the general partner of Purchaser (“Minol GP”), certifying as true, accurate and complete, as of the Closing Date:  (A) a copy of the resolutions of Minol GP’s managers (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated by this Agreement by Purchaser; (B) a certified copy of the Certificate of Limited Partnership (or equivalent Organizational Document) of Purchaser issued by the Delaware Secretary of State; (C) a copy of select pages of the Agreement of Limited Partnership (or equivalent Organizational Document) of Purchaser; (D) a certified copy of the Certificate of Formation (or equivalent Organizational Document) of Minol GP; (E) a copy of select pages of the Limited Liability Company Agreement of Minol GP; and (F) the incumbency of the officer or officers authorized to execute on behalf of Purchaser this Agreement and the Transaction Documents to which it is a party;

(iv)                               Closing Certificate of Purchaser.  A certificate from a duly authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and (b) have been satisfied;

(v)                                   Governmental Certificates.  Certificates of existence and good standing, if applicable, issued by the Secretary of State (or other appropriate officer) of the state of its organization, as of a date reasonably close to the Closing Date, for Purchaser;

(vi)                               Escrow Agreement.  The Escrow Agreement, duly executed by all parties thereto other than Seller and Escrow Agent (as defined in Section 8.8(a) below); and

(vii)                           Other Transaction Documents.  All such other deeds and instruments of sale, assignment, conveyance and transfer as may be reasonably necessary to effect the sale, transfer, assignment, conveyance and delivery of the Shares to Purchaser in accordance with this Agreement and any other Transaction Documents, and where necessary or desirable, in recordable form, in each case, as is necessary to effect the purchase and sale of the Shares and other transactions contemplated by this Agreement.

Section 1.5                                   Purchase Price Adjustments at Closing.

(a)                             Closing Statement.  At the Closing, Seller and Purchaser will execute and deliver a closing statement in the form attached hereto as Exhibit A (the “Closing Statement”) setting forth any increase, decrease or other adjustment to the Purchase Price required by this Agreement at the time of Closing, along with the resulting amount of the Purchase Price to be paid at Closing, and any other matters the Parties agree to set forth therein.  In connection with preparing the Closing Statement, Seller shall cause the Company to provide the information necessary for Seller and Purchaser to jointly verify the accuracy of the number of Billing Units at the Cut-Off Time.

(b)                             Billing Units; Closing Date True-up.

(i)                                    To the extent the aggregate number of Billing Units at the Cut-Off Time is greater than or less than 208,000, the Purchase Price will be adjusted on a dollar-for-dollar basis on the Closing Date as follows:

(A)                               Increased.  The Purchase Price will be increased, in the event the number of Billing Units is greater than 208,000, by the product of (A) $58.41, multiplied by (B) the difference between 208,000 and the actual number of Billing Units; or

(B)                               Reduced.  Subject to Section 1.5(b)(ii), the Purchase Price will be reduced, in the event the number of Billing Units is less than 208,000, by the product of (A) $58.41 per unit, multiplied by (B) the difference between 208,000 and the actual number of Billing Units.

(ii)                                The Purchase Price shall not be reduced at the time of the Closing to an amount less than $12,000,000.00 pursuant to Section 1.5(b)(i)(B).

(c)                             Pay-off of Leased Vehicles.  Schedule 1.5(c) sets forth a true, accurate and complete list (including year, make, model and vehicle identification number) of all the vehicles leased by Seller (for use by the Company) from EMKAY, Inc. under the Material

Leases (as defined in Section 2.19(a)(iv) below) that are vehicle leases (the “Leased Vehicles”).  On or before the Closing Date, Seller will fully pay-off the Material Leases covering the Leased Vehicles and have good and valid title to them.  On the Closing Date, the Leased Vehicles will be in the possession of the Company at either its offices in Westminster, Colorado or Dallas, Texas, or in the possession of a Company employee in Virginia Beach, Virginia.  In consideration for the payment of the Purchase Price, Seller hereby sells the Leased Vehicles to the Company and the Company acquires the Leased Vehicles from Seller.  Within fifteen (15) days following the Closing, Seller will deliver to the Company the original certificates of title (or other equivalent documentation of ownership of the Leased Vehicles), duly endorsed for transfer to the Company and filing with the applicable Governmental Body.  The Leased Vehicles must be free and clear of all Liens within fifteen (15) days following the Closing Date.

(d)                             Pay-off of Leased Computer Equipment.  Schedule 1.5(d) sets forth a true, accurate and complete list of all the computer equipment leased by Seller (for use by the Company) from CSI Leasing, Inc. under the Material Leases that are computer server, computer equipment or computer monitor leases (the “Leased Computer Equipment”).  On or before the Closing Date, Seller will fully pay-off the Leased Computer Equipment and have good and valid title to it.  On the Closing Date, the Leased Computer Equipment will be in the possession of the Company at either its offices in Westminster, Colorado or Dallas, Texas.  In consideration for the payment of the Purchase Price, Seller hereby sells the Leased Computer Equipment to the Company and the Company acquires the Leased Computer Equipment from Seller.  The Leased Computer Equipment must be free and clear of all Liens within fifteen (15) days following the Closing Date.

Section 1.6                                   Purchase Price Adjustments After Closing.

(a)                             Inventory and Work in Progress Estimate.

(i)                                    On the last Business Day prior to the Closing Date, Seller and Purchaser shall jointly update, using the books and records of the Company, the inventory and physical count jointly conducted by Seller and Purchaser on June 16, 2005, of all items of inventory of the Company (the “Pre-closing Inventory”), wherever located, including all finished goods, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company and to be reflected on, and used to determine, the Closing Date Balance Sheet and Closing Date Net Working Capital (as such terms are defined in Section 1.6(b)(ii) below); provided, that Company’s inventory of MTI Transmitter Systems, and Inovonics Transmitter Systems, although counted, will not be used in determining the Closing Date Balance Sheet and Closing Date Net Working Capital.  A list setting forth the results of the Pre-closing Inventory, as updated through the last Business Day prior to the Closing Date, shall be included in the Closing Statement.  This joint determination of the Pre-closing Inventory is prepared for purposes of the Net Working Capital Adjustment (as defined in Section 1.6(b) below) and shall be final and binding on the Parties, absent fraud.

(ii)                                On the last Business Day prior to the Closing Date, Seller shall estimate, in good faith, the percentage completion, as of the Effective Time, of all work-in-

progress under Construction Contracts (as defined in Section 2.19(a)(iii) below) of the Company (the ”Work-in Progress”).  A certificate setting forth the results of the Work-in Progress estimation shall be delivered to Purchaser at the Closing (the “Work-in Progress Certificate”).  This certification of the Work-in Progress is prepared for purposes of the Net Working Capital Adjustment.  The results of the Work-in Progress estimation and the results set forth in the Work-in Progress Certificate shall be final and binding on the Parties, absent material error.

(b)                             Net Working Capital Adjustment.

(i)                                    The Adjustment.  Following the Closing, the Purchase Price shall be adjusted in the amount equal to the Net Working Capital Adjustment.  If the Net Working Capital Adjustment is positive (i.e., Closing Date Net Working Capital is greater than the Base Net Working Capital), the Purchase Price shall be increased by the amount of the Net Working Capital Adjustment.  If the Net Working Capital Adjustment is negative (i.e., Closing Date Net Working Capital is less than the Base Net Working Capital), the Purchase Price shall be reduced by the amount of the Net Working Capital Adjustment.

(ii)                                Certain Defined Terms.  As used in this Agreement, the following terms mean:

“Net Working Capital Adjustment” (which may be a positive or negative amount) means the algebraic sum of (A) the Closing Date Net Working Capital, minus (B) the Base Net Working Capital.

“Closing Date Net Working Capital” (which may be a positive or negative number) means the difference between (A) the current assets of the Company at the Effective Time, and (B) the current liabilities of the Company at the Effective Time, all determined in accordance with GAAP on a basis consistent with the Company Financial Statements, but with the adjustments thereto set forth on Schedule 1.6(b)-A applied in making the calculation.  An example of the calculation of the Closing Date Net Working Capital at March 31, 2005, based on the unaudited balance sheet of the Company at March 31, 2005, is set forth on Schedule 1.6(b)-B.

“Base Net Working Capital” means $1,305,343.00 USD.

(iii)                            True-up Calculation.  Within thirty (30) days after the Closing Date, Seller and Purchaser will use their respective reasonable best efforts jointly to prepare (A) the unaudited balance sheet of the Company at the Effective Time (the “Closing Date Balance Sheet”) and (B) a schedule (the “Adjustment Schedule”) setting forth a reasonably detailed calculation of the Closing Date Net Working Capital and the Net Working Capital Adjustment, if any, along with the resulting Purchase Price (the “True-Up Calculation”).  The Closing Date Balance Sheet and Adjustment Schedule shall be prepared on the same basis as the Company Financial Statements, but with the adjustments thereto set forth on Schedule 1.6(b)-C.  Seller and Purchaser, respectively, shall each bear their own costs to prepare the Closing Date Balance Sheet and Adjustment Schedule.  Seller and Purchaser shall cooperate in all reasonable respects with each other in connection with the preparation of the Closing Date Balance Sheet and Adjustment Schedule.  The True-Up Calculation shall be deemed to be final and conclusive and agreed to by Purchaser and Seller, and shall be the basis for the true-up payment of the Net Working Capital Adjustment required by Section 1.6(b)(i).  If the Parties cannot within such thirty (30) day period (or such longer period as the Parties may mutually agree upon in writing) agree upon and prepare the Closing Date Balance Sheet, the Adjustment Schedule and the True-Up Calculation, then either Party may deliver written notice (the “Dispute Notice”) to the other Party of such dispute.

(iv)                               Dispute Resolution.

(A)                               Upon receipt of a Dispute Notice, Purchaser and Seller shall resolve the dispute in accordance with the procedure set forth in Section 1.6(b)(iv)(B).

(B)                               Upon receipt of the Dispute Notice, the Parties shall engage a mutually agreeable nationally- or regionally-recognized independent public accounting firm, with which none of the Parties or any of their respective Affiliates has any prior or ongoing relationship (“Accountant”), for the limited purpose of resolving only the disagreements of the Parties with respect to the True-Up Calculation, provided that all determinations made by the Accountant shall be made in accordance with this Section 1.6(b) (including the Schedules referenced therein).  The determinations of the Accountant shall be conclusive and binding on the Parties, except in the event of manifest error in such determinations, and the fees and expenses of the Accountant shall be divided equally between Seller and Purchaser.  Each Party shall be responsible for any other fees and expenses it incurs in connection with the resolution of such dispute.  For purposes hereof, the “Net Working Capital Adjustment Determination Date” means the date on which the final determination of the Net Working Capital Adjustment is made in accordance with either Section 1.6(b)(iii) or Section 1.6(b)(iv).

(v)                                   Payment.

(A)                               Purchaser shall pay to Seller any positive Net Working Capital Adjustment, in cash, plus interest thereon at a rate of six percent (6.0%) per annum (“Borrowing Rate”) from the Closing Date, within five (5) Business Days after the Net Working Capital Adjustment Determination Date.

(B)                               In the event of a negative Net Working Capital Adjustment, Seller shall pay to Purchaser, one-half (1/2) of the amount owed through a claim against and deduction from the Holdback Fund, and the other one-half (1/2) in cash, in both cases plus interest thereon at the Borrowing Rate from the Closing Date.  The Holdback Fund claim must be paid to Purchaser within sixteen (16) Business Days after the Net Working Capital Adjustment Determination Date.  The cash payment must be paid to Purchaser within five (5) Business Days after the Net Working Capital Adjustment Determination Date.  To the extent the amount in the Holdback Fund is insufficient, the entire Net Working Capital Adjustment shall be paid by Seller in cash.

(c)                             Billing Units; Post-Closing True-up.

(i)                                    On the 65th day following the Closing Date, the Purchase Price shall be decreased in the amount equal to the negative Net Set-Off Amount, if any.  If the Net Set-Off Amount is a positive number, the Purchase Price shall not be increased or otherwise adjusted.  The “Net Set-Off Amount” is equal to the sum of:

(A)                               The product of (A) $58.41, multiplied by (B) the number of Non-Billing Units, if any, that start billing within the sixty (60) days following the Closing Date.  Schedule 1.6(c)(i) lists the 8,064 individual apartment, suite or similar units that at the Cut-Off Time are covered by a Submetering Contract, but under which billing has not started as of that date (the “Non-Billing Units”); minus

(B)                               The product of (A) $58.41, multiplied by (B) the number of Unnoticed Cancelled Units, if any.  “Unnoticed Cancelled Units” are Billing Units that were included in determining the Billing Units at the Cut-Off Time under Section 1.5(b), but for which a notice of termination (the “Notice of Termination”) of the applicable Submetering Contract was sent by the client or customer by electronic mail prior to the Effective Time or by U.S. mail (or other reputable courier) with a postmark prior to the Effective Time, but it was not received by the Company or an Affiliate until sometime during the sixty (60) days following the Closing Date.  The Company or such Affiliate will use commercially reasonable efforts to deliver a copy of the Notice of Termination to Seller together with a statement reflecting the number of Billing Units to which the Notice of Termination relates within twenty-four (24) hours following receipt.

(ii)                                In the event of a negative Net Set-Off Amount, Seller shall pay to Purchaser, one-half (1/2) of the amount owed through a claim against and deduction from the Holdback Fund, and the other one-half (1/2) in cash, in both cases plus interest thereon at the Borrowing Rate from the Closing Date.  The Holdback Fund claim must be paid to Purchaser within sixteen (16) Business Days after the 65th day following the Closing Date.  The cash payment must be paid to Purchaser within five (5) Business Days after the 65th day following the Closing Date.  To the extent the amount in the Holdback Fund is insufficient, the entire Net-Set Off Amount shall be paid by Seller in cash.

(iii)                            Purchaser shall use all commercially reasonable efforts, and shall cause the Company to use all commercially reasonable efforts, to start billing each and all of the Non-Billing Units within the sixty (60) day period referred to in Section 1.6(c)(i)(A).

Section 1.7                                   Establishment of Holdback Fund.  Notwithstanding any other provision of this Agreement to the contrary, at the Closing, an amount equal to the Purchase Price, as adjusted to the Closing Date, multiplied by ten percent (10%) (the “Holdback Fund”), shall not be paid to Seller, but instead shall be withheld by Purchaser from the Purchase Price, and be subject to and paid pursuant to the provisions of Section 8.8.  At the Effective Time, Seller shall have the contingent and deferred right to receive the portion of the Holdback Fund payable to

Seller pursuant to Section 8.8, if any.  The Holdback Fund shall include any interest or other income earned thereon during the period such funds are held in escrow.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the representations and warranties set forth in this ARTICLE II to Purchaser.  Seller has delivered to Purchaser the schedules to this Agreement (the “Seller Schedules”), including those referred to in this ARTICLE II, on the Effective Date and such Seller Schedules have been reviewed and accepted by Purchaser.  All matters set forth in the Seller Schedules shall be deemed to be disclosed not only in connection with the representation and warranty specifically referenced on a given Seller Schedule, but for all purposes relating to the representations and warranties of Seller set forth in this ARTICLE II.

Section 2.1                                   Company’s Organization and Qualification.

(a)                             Schedule 2.1(a) sets forth the Company’s jurisdiction of incorporation and each other jurisdiction in which it is authorized to do business.  The Company is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  The Company has all requisite corporate power and corporate authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the Contracts to which it is a party or by which it is bound.  Except as set forth on Schedule 2.1(a), the Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing would not have or be a Material Adverse Effect on the Company.

(b)                             The Company has no Subsidiaries.

(c)                             True, accurate and complete copies of the Organizational Documents of the Company, with all amendments thereto through the Closing Date, have been made available to Purchaser.

(d)                             The only names under the Company has conducted any business since April 3, 2000, are:  “Master Tek International, Inc.” and “Southwest Water Billing Solutions, Inc.” and “RCI Utilities, Inc.” and “Intelli-Billing”.

(e)                             The names and titles of the officers and directors of the Company are listed on Schedule 2.1(e).

Section 2.2                                   Company’s Capitalization.

(a)                             The authorized, issued and outstanding capital stock of the Company is set forth on Schedule 2.2.  The Shares are the only securities of the Company that are issued or outstanding.

(b)                             Seller is, and will be on the Closing Date, the legal record and beneficial owner and holder of, and has, and on the Closing Date will have, sole legal record and beneficial title to, the Shares.  Seller owns the Shares free and clear of all Liens.

(c)                             Each of the issued shares of capital stock of, or other equity interest in, the Company is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, the Company subject to) any preemptive or similar rights created by applicable Laws, the Articles of Incorporation or Bylaws (or the equivalent Organizational Documents) of the Company, or any Contract to which Seller or the Company is a party or is bound, and all such issued shares or other equity interests of the Company are owned free and clear of all Liens.

(d)                             Except as set forth on Schedule 2.2, there are no issued or outstanding subscriptions, options, convertible securities, rights (including registration rights), warrants, calls, irrevocable proxies or other agreements or commitments of any kind obligating the Company to grant, sell or issue any security of or equity interest in the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to any security or equity interest in the Company.

(e)                             There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable or exercisable for securities or equity interests having the right to vote) on any matters on which shareholders may vote (the “Company Voting Debt”) issued or outstanding.

(f)                               The Company has no obligations, contingent or otherwise, (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company, or (ii) to provide material funds to, or to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the material obligations of, any other Person.

(g)                            The Company (i) does not, directly or indirectly, own, (ii) has not agreed to purchase or otherwise acquire, and (iii) does not hold any interest convertible into or exchangeable or exercisable for, any capital stock or other equity interest of any corporation, partnership, joint venture, limited liability company, or other business association or entity.

(h)                            Except as set forth on Schedule 2.2 with regard to the payment of Taxes, the Company is not a party to or bound by any Contract of any character, contingent or otherwise, pursuant to which any Person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of the Company.

(i)                               There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound with respect to the voting of any shares of capital stock or other equity interests of the Company.

(j)                               All dividends and distributions that have ever been declared by the Company have been paid in full prior to the Effective Date.

Section 2.3                                   Seller’s Organization and Good Standing.  Seller is a Delaware corporation, validly existing and in good standing under the Laws of the State of Delaware.

Section 2.4                                   Authority Relative to the Agreement.  Seller has full corporate power and corporate authority to execute and deliver this Agreement, and the Transaction Documents to which it is a party, and no further proceedings on the part of the Seller are necessary to consummate the transactions contemplated hereby.  This Agreement has been, and the Transaction Documents to which Seller is a party will be, duly and validly executed and delivered by Seller, and this Agreement constitutes, and the Transaction Documents to which Seller is a party will constitute, the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights generally and general equitable principles.  The Company has full corporate power and corporate authority to execute and deliver the Transaction Documents to which it is a party, and no further proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby.

Section 2.5                                   No Violation.  Except as set forth on Schedule 2.5, neither the execution, delivery nor performance of this Agreement, in its entirety, nor the consummation of the transactions contemplated hereby, as of the Closing Date:

(a)                             To the Knowledge of Seller and the Company, materially violates (“Violation”) any laws, orders, writs, judgments, injunctions, awards, decrees, rules, statutes, permits, ordinances or regulations (the “Laws”) applicable to Seller or the Company;

(b)                             Is in material conflict with, results in a material breach or any termination of any provision of, causes the acceleration of the maturity of any debt or obligation pursuant to, constitutes a material default (or gives rise to any right of termination, cancellation or acceleration) under, or results in the creation of any Lien upon any currently owned property of Seller or the Company pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Seller or the Company is a party or by which any currently owned property of Seller or the Company is subject or bound (collectively, “Default”); or

(c)                             Conflicts (“Conflict”) with or results in any breach of any provision of the Certificate or Articles of Incorporation, Bylaws of Seller or the Company or any other Organizational Documents of Seller or the Company.

Section 2.6                                   Consents and Approvals.  Except as described on Schedule 2.6, and except for obtaining the required regulatory approvals described on Schedule 2.6 (the “Required Regulatory Approvals”), no prior Consent of, or declaration, filing or registration with, any Person, domestic or foreign, is required of or by Seller or the Company in connection with the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby.

Section 2.7                                   Company Financial Statements.

(a)                             Schedule 2.7(a) contains true, accurate and complete copies of the unaudited financial statements of the Company, consisting of the balance sheets and related statements of operations and shareholder’s equity as of and for the years ended December 31, 2002, December 31, 2003 and December 31, 2004, (collectively, the “Historical Company Financial Statements”).  The Historical Company Financial Statements:  (i) were prepared from the books and records of the Company; (ii) were prepared in accordance with GAAP (except for the absence of footnotes) consistently applied throughout the periods involved; and (iii) fairly present in all material respects the assets and liabilities of the Company as of the dates of the balance sheets and the financial results of the Company for the periods presented.

(b)                             Schedule 2.7(b) contains true, accurate and complete copies of the interim unaudited financial statements of the Company, consisting of the balance sheet and related statement of operations and shareholder’s equity as of and for the three (3) months ended March 31, 2005, (collectively, the “Interim Company Financial Statements”).  The Interim Company Financial Statements:  (i) were prepared from the books and records of the Company; (ii) were prepared in accordance with GAAP (except for the absence of footnotes) consistently applied throughout the periods involved; and (iii) fairly present in all material respects the assets and liabilities of the Company as of the date of the balance sheet and the financial results of the Company for the period presented.  The Historical Company Financial Statements and Interim Company Financial Statements are collectively referred to in this Agreement as the “Company Financial Statements”.

Section 2.8                                   Absence of Changes.  Except as set forth on Schedule 2.8, since the date of the Interim Company Financial Statements, the Company has conducted business only in the Ordinary Course of Business and there has not been:

(a)                             Any amendment to its Articles of Incorporation or Bylaws or other Organizational Documents, or any change in the character or conduct of its business in any material respect;

(b)                             Any declaration, setting aside or payment of any dividends or distributions in respect of the Shares or any redemption, purchase or other acquisition of any of the securities or other equity interests of the Company;

(c)                             Any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock  appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company as a group; or

(d)                             Any Material Adverse Effect on the Company; or

(e)                             Any material agreement, commitment or transaction entered into, except in the Ordinary Course of Business, or except for this Agreement and the transactions contemplated hereby.

Section 2.9                                   Litigation.  Except as set forth on Schedule 2.9, there are no Proceedings pending or, to the Knowledge of Seller and the Company, threatened in writing against the Company or involving any of the material properties or material assets of the Company, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or Person or any board of arbitration or similar entity.  Neither the Company nor any of its properties or assets is subject to any executory judgment, order, writ, injunction, decree or award of any Governmental Body, including without limitation, any cease and desist order and any consent decree, settlement agreement or other similar contract or agreement with any Governmental Body.  To the Knowledge of Seller and the Company, as of the Closing Date, there are no facts or events that have occurred or failed to occur that reasonably could be expected to result in the commencement of any Proceeding involving the Company or any of its material properties or material assets which if determined adversely to the Company would have a Material Adverse Effect on the Company.

Section 2.10                            Compliance with Applicable Laws.  No uncured material violation of any applicable Laws by the Company exists.  The Company has not received written notice from any Governmental Body or other Person of any failure to materially comply or the material violation of any applicable Laws with respect to the Company or its facilities.

Section 2.11                            Tax Matters.  Except as and to the extent set forth on Schedule 2.11:

(a)                             Since April 3, 2000, all Returns in respect of Taxes required to have been filed with respect to the Company (including any consolidated federal income tax return and any state Return that includes the Company on a consolidated, combined or unitary basis) have been timely filed;

(b)                             All Taxes required to be shown on such Returns or otherwise due or payable have been timely paid and all payments of estimated Taxes required to be made with respect to the Company have been made;

(c)                             All such Returns are true, correct and complete in all material respects;

(d)                             No adjustment relating to any of such Returns has been proposed  formally or informally in writing by any taxing authority and, to the Knowledge of Seller, no basis exists for any such adjustment;

(e)                             There are no outstanding subpoenas or written requests for information with respect to any such Returns of the Company or the Taxes reflected on such Returns;

(f)                               There are no pending or, to the Knowledge of Seller and the Company, threatened Proceedings for the assessment or collection of Taxes against (i) the Company or (ii) any corporation that was included in the filing of a Return with the Company on a consolidated, combined or unitary basis which would have a Material Adverse Effect on the Company;

(g)                            There are no Tax liens on the Company and there are no recorded Tax liens on any asset of the Company;

(h)                            The Company is not a party to any agreement or arrangement that would result, separately or in the aggregate in, the payment of any “excess parachute payment” within the meaning of section 280G(b) of the Code;

(i)                               No acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under section 83 of the Code will occur in connection with the transactions contemplated by this Agreement;

(j)                               The Company does not owe any amount pursuant to any written or unwritten Tax sharing agreement or arrangement or will have any liability after the Closing Date in respect of any written or unwritten Tax sharing agreement or arrangement executed or agreed to prior to the Closing Date;

(k)                           All Taxes required to be withheld, collected or deposited by the Company have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant taxing authority;

(l)                               Any adjustment of Taxes of the Company made by the Internal Revenue Service that is required to be reported to any state, local or foreign taxing authority has been so reported and any additional Tax due as a result thereof has been paid in full;

(m)                         There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject;

(n)                            There are no requests for rulings or information currently outstanding that could affect the Taxes of the Company, or any similar matters pending with respect to any taxing authority;

(o)                             There are no proposed reassessments of any property owned or leased by the Company or other proposals that could increase the amount of any Tax to which the Company would be subject; and

(p)                             No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

Section 2.12                            Bankruptcy.  There are no bankruptcy, reorganization or arrangement Proceedings pending against, being contemplated by or, to the Knowledge of Seller and the Company, threatened in writing against Seller or the Company.

Section 2.13                            Employment Matters.

(a)                             Schedule 2.13 sets forth a true, accurate and complete list of the following information about each current employee of the Company, including any employees on leave of absence or layoff status:  name; job title; compensation; any change in compensation since January 1, 2005; vacation accrued; hours of unrecorded sick leave, and service credited for purposes of vesting and eligibility to participate under any of the Company’s Employee Benefit Plans (as defined in Section 2.27 below).

(b)                             The Company is in compliance in all material respects with all applicable Laws respecting employment practices and terms of employment (“Employment Laws”) and no uncured material violation of any applicable Employment Laws by the Company exists.

(c)                             The Company has not received written notice from any Governmental Body or other Person of any failure to materially comply or the material violation of any applicable Employment Laws with respect to the Company or its facilities.

(d)                             The Company is not (i) to the Knowledge of Seller and the Company, now subject to a union organizing effort; or (ii) subject to any collective bargaining agreement with respect to any of its employees.  The Company does not have any current general labor disputes.  To the Knowledge of Seller and the Company, there are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company.

Section 2.14                            Intellectual Property.

(a)                             Schedule 2.14(a) lists all foreign and domestic patents, patent applications, trademarks and service marks, trademark and service mark applications, trade names, copyrights, and copyright applications (whether registered or unregistered) (collectively, the “Intellectual Property”) held, owned or used by the Company as of the Closing Date (“Included Intellectual Property”).  Except as set forth on Schedule 2.14(a), the Company owns or licenses or otherwise has the right to use all the Included Intellectual Property, without the payment of any royalties or other payments to any third-party.  The Included Intellectual Property constitutes all the Intellectual Property necessary for the conduct of the Business of the Company as it is currently conducted, except where the failure to own, license or have the right to use such Included Intellectual Property would not have or be a Material Adverse Effect on the Company.

(b)                             The Included Intellectual Property does not include any of the trade names of the Company listed on Schedule 2.14(b), which are assets of Seller that have been used by the Company.

(c)                             The Company is not currently in receipt of any written notice of any material violation of, and to the Knowledge of Seller and the Company, is not violating or infringing upon the intellectual property rights of any other Person in any of the Included Intellectual Property.

(d)                             Except as set forth on Schedule 2.14(d), to the Knowledge of Seller and the Company, no other Person is infringing or threatening to infringe any intellectual property rights of the Company with respect to any of the Intellectual Property.

Section 2.15                            Environmental Compliance.  Except as set forth on Schedule 2.15, to the Knowledge of Seller and the Company:

(a)                             No Hazardous Substances exist on the Real Property in quantities which violate, and would require reporting to any Governmental Body and cleanup under, applicable Environmental Laws;

(b)                             The Company has not received written notice from any Governmental Body or other Person alleging a violation of applicable Environmental Laws; and

(c)                             Neither the Company nor any of the Company’s facilities are in material violation of any Environmental Laws.

Section 2.16                            Title to Properties; Encumbrances.  Except as set forth on Schedule 2.16, the Company has good and valid title to all of the assets reflected in the balance sheets included among the Company’s Financial Statements other than any assets therein reflected that (x) have been sold or otherwise disposed of in the Ordinary Course of Business since the date thereof or (y) are not, individually or in the aggregate, material to the Company, free and clear of all Liens other than (i) liens, mortgages, pledges, security interests or other encumbrances securing indebtedness shown on the Company Financial Statements, (ii) liens for taxes, payments of which are not yet delinquent or that are being contested in good faith by appropriate Proceedings, (iii) liens in respect of pledges or deposits under workers’ compensation laws, unemployment insurance, social security or public liability laws, or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate Proceedings, (iv) liens relating to accounts payable incurred in the Ordinary Course of Business and consistent with past practice, and (v) such imperfections of title which do not materially detract from the value of the assets of the Company (subparagraphs (i), (ii), (iii), (iv) and (v) are referred to herein as “Permitted Liens”).  Except as set forth on Schedule 2.16, the Company holds under valid lease agreements all real and personal properties that are subject to leases and enjoys peaceful and undisturbed possession of such properties under such leases, other than (a) any properties as to which such leases have terminated in the Ordinary Course of Business, and (b) any properties that, individually or in the aggregate, are not material to the Company.

Section 2.17                            Insurance.  Schedule 2.17(a) sets forth a list of all policies of insurance currently in effect relating to the business or operations of the Company (true, accurate and complete copies of which have been made available to Purchaser).  All premiums due and payable for such insurance policies have been paid in the Ordinary Course of Business and the insurance policies are in full force and effect.  Except as set forth on Schedule 2.17(a), there are no claims pending under any such policies.  Except as indicated on Schedule 2.17(a), no such policies of insurance will remain in effect upon the consummation of the transactions contemplated by this Agreement.

Section 2.18                            Permits and Licenses.  Schedule 2.18 sets forth a true, accurate and complete list of all the Governmental Authorizations the Company has which, except as set forth on Schedule 2.18, comprise all the Governmental Authorizations the Company is required to have under applicable Laws to conduct its business as it is now being conducted, except where the failure to have such permits, licenses, certificates and authorities would not result in a Material Adverse Effect on the Company.  Except as set forth in Schedule 2.18, the consummation of the transactions contemplated by this Agreement will not constitute a violation of any permit, license, certificate or authority from any Governmental Body, which would result in a Material Adverse Effect.

Section 2.19                            Agreements, Contracts and Commitments.

(a)                             Schedule 2.19 sets forth a true, accurate and complete list of:

(i)                                    All Contracts to which the Company is a party or by which any its assets or properties is bound (i) that involves consideration or other expenditure in excess of $10,000.00 during a fiscal year, (ii) that involves performance by the Company over a period of more than six (6) months, (iii) that cannot, by its terms, be terminated by the Company without penalty or payment on thirty (30) days or less notice, or (iv) that is otherwise material to the ongoing business or ongoing operations of the Company (the “Material Contracts”);

(ii)                                All Contracts (which schedule shall reflect which such Submetering Contracts are written or oral) to which the Company is a party or by which any of its assets or properties is bound that obligate the Company to furnish meter reading, billing (including allocation billing and ratio billing) or collection services in the Business (the “Submetering Contracts”);

(iii)                            All Contracts to which the Company is a party or by which any its assets or properties is bound that obligate the Company to furnish installation, construction or maintenance services in the Business (the “Construction Contracts”); and

(iv)                               All Contracts to which the Company (or the Seller, in the case of Leased Vehicles and Leased Computer Equipment that are used by the Company) is a party or by which any its assets or properties is bound that are real or personal property leases (the “Material Leases”);

(v)                                   All Contracts to which the Company is a party or by which any its assets or properties is bound that are guarantees or under which the Company indemnifies or is contingently liable for the payment or performance of any liability or obligation of any other Person (the “Guarantees”);

(vi)                               All Contracts between the Company, on the one hand, and any of its Affiliates or any of the shareholders, officers, directors, employees, consultants, sales representatives, agents (or any of their respective Affiliates), on the other hand (the “Affiliate Agreements”);

(vii)                           All Contracts to which the Company is a party or by which any its assets or properties is bound that are licenses of any of the Included Intellectual Property (the “Material IP Licenses”); and

(viii)                       All the Internet domain name registrations used by the Company in conducting its business, together with the name of the applicable registrar of Internet domain names (the “Domain Name Contracts”).

The Material Contracts, Submetering Contracts, Construction Contracts, Material Leases, Guarantees, Affiliate Agreements, Material IP Licenses and Domain Name Contracts are collectively referred to in this Agreement as the “Company Contracts”.

(b)                             True, accurate and complete copies of the written Company Contracts have been made available to Purchaser.  There are no amendments or modifications to any of the Company Contracts that have not been made available to Purchaser.

(c)                             To the Knowledge of Seller and the Company, each of the Company Contracts constitutes the valid and legally binding obligation of the parties thereto.  Except as set forth on Schedule 2.19, the Company is in full compliance with all material terms and requirements of the Company Contracts.  To the Knowledge of the Seller and the Company, none of the Company Contracts materially violates any applicable Laws.  To the Knowledge of Seller and the Company, each other Person that has or had any obligation or liability under any of the Company Contracts is in full compliance with all material terms and requirements thereof.

(d)                             Neither Seller nor the Company has given or received from any other Person any written notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any of the Company Contracts.  There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any reduction of material amounts paid or payable to the Company under any of the Company Contracts.  Neither Seller nor the Company has received from any Person any written notice regarding the termination or amendment of the term of any of the Company Contracts.

(e)                             The Company is not a party to or bound by any Contract or Organizational Document which purports to restrict by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter, the scope of the business or operations of the Company or any of its Affiliates geographically or otherwise.

(f)                               There is no power of attorney that is currently effective and outstanding with respect to the business, operations or any of the assets or properties of the Company.

Section 2.20                            Warranties.

(a)                             Except as set forth on Schedule 2.20, there are no pending nor, to the Knowledge of Seller and the Company, threatened in writing, material claims under or pursuant to any warranty, whether expressed or implied, on products or services sold or performed prior to the Closing Date by the Company that are not disclosed or referred to in the Company Financial Statements and that are not fully reserved against in accordance with GAAP.

(b)                             All of the services performed by the Company (whether directly or indirectly through independent contractors) during the 12 months preceding the Closing Date, to the Knowledge of Seller and the Company, have been performed in material conformity with all express written warranties, and, except with respect to Transmitter Warranty Claims (as defined in Section 8.2(c)(ii) below) for which Seller has agreed to indemnify Purchaser and the Company, to the Knowledge of the Seller and the Company, the Company will not have any material liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the Ordinary Course of Business which are immaterial and not required by GAAP to be disclosed in the Company Financial Statements.

(c)                             Schedule 2.20(c) is a true, accurate and complete list of all MTI Transmitter Systems installed as of the Closing Date (and not otherwise replaced or removed) in any dwellings or buildings for which the Company furnishes billing (including allocation billing and ratio billing) services under a Submetering Contract.

(d)                             Schedule 2.20(d) is a true, accurate and complete list of all billing meters reading “zero” at June 8, 2005.

Section 2.21                            Books and Records.  The books, accounts, ledgers and files of the Company are true, accurate and complete in all material respects and have been maintained in accordance with sound business and accounting practices.

Section 2.22                            Material Assets.

(a)                             A true, complete and accurate list of all the properties, rights and assets owned by the Company (whether tangible or intangible, and whether real, personal or mixed) and reflected on the balance sheet included in the Interim Company Financial Statements is set forth on Schedule 2.22 (the “Material Assets”).  A true and complete and accurate list of all the properties, rights and assets leased by the Company under the Material Leases is listed on Schedule 2.22 as leased properties, rights and assets.

(b)                             Except as set forth on Schedule 2.22, the Material Assets together with the Material Leases (i) constitute all the material properties, rights and assets, including contract rights and equipment, used or held for use by the Company in the operation of the facilities and other business operations of the Company as they were operated in the 12-month period ending on the date of the Interim Company Financial Statements, and are operated on the Effective Date and will be operated through the Closing Date, and (ii) constitute all of the material properties, rights and assets that are necessary for operation of the facilities and other business operations of the Company as they are operated on the Effective Date and will be operated through the Closing Date.

(c)                             The Company has good and valid title, free and clear of all Liens, to all the Material Assets reflected in the Interim Company Financial Statements as being owned by the Company, as of the date thereof, other than (i) any assets or properties that have been sold or otherwise disposed of in the Ordinary Course of Business since the date of such Interim Company Financial Statements, (ii) Liens disclosed in the notes to such financial statements, (iii) statutory Liens for current Taxes not yet due, (iv)  Liens arising in the Ordinary Course of Business, and (v) Liens and imperfections of title described in Section 2.16.

Section 2.23                            Condition of Personal Property.  Each material item of personal property of the Company is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the Ordinary Course of Business and remains in suitable and adequate condition for use consistent with its primary use.

Section 2.24                            Accounts Receivable.  The accounts receivable of the Company reflected in the balance sheet dated as of March 31, 2005 included in the Interim Company Financial Statements, and the additional accounts receivable reflected on the books and records of the Company since the date of the Interim Company Financial Statements (collectively, the “Accounts Receivable”), unless paid prior to the Closing Date, and except to the extent and net of the aggregate amount reserved against thereon as set forth in the Interim Company Financial Statements (the “A/R Reserve”), represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business.  Schedule 2.24 sets forth a true, accurate and complete list (identifying the name and address of the obligor, amount owed and aging) of the Accounts Receivable as of the date of the Interim Company Financial Statements and at the Cut-Off Time.  Except as set forth on Schedule 2.24, the Accounts Receivable are owned by the Company free and clear of all Liens, other than Permitted Liens and except to the extent otherwise reserved against or reflected in the Interim Company Financial Statements.  To the Knowledge of Seller and the Company, there is no contest, claim or right of set-off under any Contract with the obligor of any Accounts Receivable.

Section 2.25                            Inventories.

(a)                             Except as set forth in Schedule 2.25(a):

(i)                                    The inventories held by the Company are reflected in the balance sheet dated as of March 31, 2005 included in the Interim Company Financial Statements, and in the Pre-closing Inventory for additional inventory reflected on the books and records of the Company since the date of the Interim Financial Statements, at the lower of cost or market value in accordance with GAAP;

(ii)                                None of such inventories have been written up in value or repurchased by, or returned to, the Company at an increased value;

(iii)                            All such inventories are owned by the Company free and clear of all Liens, other than Permitted Liens and except to the extent otherwise reserved against or reflected in the Interim Company Financial Statements; and

(iv)                               To the Knowledge of the Company, there are no material adverse conditions that affect the supply of materials available to the Company, and to the Knowledge of Seller and the Company, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

(b)                             Schedule 2.25(b) lists a true, complete and accurate inventory of all Inovonics Transmitter Systems owned by the Company and designed for use to replace MTI Transmitter Systems listed on Schedule 2.20(c) (the “Replacement Transmitters”).

Section 2.26                            No Undisclosed Liabilities.  Except (a) as and to the extent of the amounts specifically reflected or accrued for in the balance sheet dated as of March 31, 2005 included in the Interim Company Financial Statements, (b) for current liabilities and obligations incurred in the Ordinary Course of Business since such balance sheet date, (c) as to the specific matters disclosed in or arising out of matters set forth on Schedule 2.26 and the other Seller Schedules or which are the subject of other representations and warranties in this ARTICLE II and (d) liabilities or obligations which do not have a Material Adverse Effect on the Company, to the Knowledge of Seller, the Company does not have any liabilities or obligations of any nature (whether matured, absolute, accrued, contingent, conditional or otherwise, and whether due or to become due), and to the Seller’s Knowledge, there is no basis for the assertion or recovery against the Company of any liability or obligation not excepted by the preceding clauses (a) through (d) of this Section 2.26.

Section 2.27                            Employee Benefit Plans; ERISA.

(a)                             Set forth on Schedule 2.27(a), is a complete and accurate list of all Employee Benefit Plans under which any of the Company’s employees, or any dependents thereof, participates or benefits or are eligible to participate or benefit.

(b)                             As used in this Agreement, the term “Employee Benefit Plans” means:  (i) any “employee benefit plan” or “plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and (ii) all plans or policies providing for “fringe benefits” (including vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which:  (A) is or has been established, maintained or contributed to by Seller or the Company or any other corporation or trade or business under common control with Seller (an “ERISA Affiliate”) as determined under Section 414(b), (c) or (m) of the Code with respect to Seller, or with respect to which Seller has or may have any liability that could affect Seller or Seller’s assets, properties, operations, or activities; or (B) provides benefits, or describes policies or procedures applicable, to any present or former director, officer or employee of Seller or any dependent thereof, regardless of whether funded.  Employee Benefit Plans also includes any written or oral representations made to any present or former director, officer or employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Section 4980B of the Code).

(c)                             Seller has made available to Purchaser a true, accurate and complete copy of each Employee Benefit Plan under which any of the Company’s employees, or any dependents thereof, participates or benefits or are eligible to participate or benefit and, if applicable, related trust agreements, all amendments thereto and written interpretations thereof, the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof, and the most recent determination letter received from the Internal Revenue Service, if applicable.  Seller has no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plans or modify or change any existing Employee Benefit Plans that would affect any employee of the Company, or any dependent or beneficiary thereof.

(d)                             Seller or an ERISA Affiliate other than the Company is the primary sponsoring employer of each Employee Benefit Plan that covers any employees of the Company, or any dependents thereof.

(e)                             Each Employee Benefit Plan under which any of the Company’s employees, or dependents thereof, participates or benefits or are eligible to participate or benefit, and each agreement, contract or other commitment, obligation or arrangement relating to any Employee Benefit Plan or the assets of any Employee Benefit Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated to reflect the withdrawal of the Company as a covered or participating employer at any time without any liability to the Company, other than liabilities which would not have a Material Adverse Effect on the Company.

(f)                               To the Knowledge of Seller and the Company, each Employee Benefit Plan has been operated in all material respects in compliance with applicable ERISA and Tax qualification requirements and all other applicable Laws.

(g)                            There is no Employee Benefit Plan that is maintained or contributed to by Seller or any ERISA Affiliate that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA and none of the Employee Benefit Plans is or was a “multiple employer plan” or a “multi-employer plan” (as described or defined in ERISA or the Code).

(h)                            Except for coverage required under Code Section 4980B, no written or oral representations have been made by, or on behalf of, the Company, the Seller or any ERISA Affiliate to any employee or officer or former employee or officer of the Company promising or guaranteeing any coverage under any employee welfare benefit plan (as defined in ERISA Section 3(1)) for any period of time beyond the end of the current plan year.

(i)                               Other than routine claims for benefits, there are no material actions, suits, claims, audits or investigations pending for which the Company has received written notice or, to the Knowledge of Seller and the Company, threatened in writing against, or with respect to, any of the Employee Benefit Plans or their assets, trustees or administrators; and all contributions required to be made to the Employee Benefit Plans have been made timely and, in all material respects, in accordance with applicable Laws.

(j)                               Purchaser does not, directly or indirectly, assume or otherwise take any responsibility for contributions or benefits under, or the administration, maintenance or sponsorship of, any of the Employee Benefit Plans of Seller, and Purchaser shall have no liability therefore.

Section 2.28                            Certain Business Practices.  Since April 3, 2000, to the Knowledge of Seller, neither the Company nor any directors, officers, representatives, agents or employees of the Company (in their capacities as such) has, directly or indirectly:  (a)  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful purposes relating to political activity, (ii)  made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended and including any corresponding provisions of succeeding law, and the regulations promulgated thereunder (the “FCPA”), or (iii) made any other unlawful payment; (b) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of the form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any applicable Laws; or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 2.29                            Customers and Suppliers.  Except as set forth on Schedule 2.29, no customer of the Company that accounted for more than five percent (5%) of the consolidated revenues or income of the Company during both the last full fiscal year ending December 31, 2004 and the interim period ending May 31, 2005 has advised the Company in writing that, with respect to customers of the Company, such customer will stop or materially terminate buying materials, products or services from the Company.  No supplier of the Company that is a sole supplier of any significant product or component to the Company, has advised the Company in writing that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Company.

Section 2.30                            Brokers.  Except as set forth on Schedule 2.30, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or the Company.  Seller is responsible for and will pay in full the fee owed each Person listed on Schedule 2.30 in connection with the transactions contemplated hereby.

Section 2.31                            Bank Accounts.  Schedule 2.31 lists all of the deposit, savings, money market and other accounts at banks or other financial institutions (with each identified by name of the bank, name of the account, account number and the name of any Person authorized to withdraw from or access the account) where any funds or monies of the Company are kept or deposited.

Section 2.32                            Disclaimer of Additional and Implied Warranties.  Seller is making no representations or warranties, expressed or implied, of any nature whatsoever except as specifically set forth in ARTICLE II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties set forth in this ARTICLE III to Seller.

Section 3.1                                   Organization and Authority.

(a)                             Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser has all requisite limited partnership power and limited partnership authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.  Purchaser is duly qualified to do business as a foreign limited partnership and is in good standing under the Laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing would not have or be a Material Adverse Effect on Purchaser.

(b)                             True, correct and complete copies of the Organizational Documents of Purchaser, with all amendments thereto through the date of this Agreement, have been delivered by Purchaser.

Section 3.2                                   Authority Relative to Agreement.  Purchaser has full limited partnership power and authority to execute and deliver this Agreement, and the Transaction Documents to which it is a party, and no further proceedings on the part of Purchaser are necessary to consummate the transactions contemplated hereby.  This Agreement and the Transaction Documents to which Purchaser is a party has been duly and validly executed and delivered by Purchaser, and this Agreement, and the Transaction Documents to which Purchaser is a party will constitute the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights generally and general equitable principles.

Section 3.3                                   No Violation.  Neither the execution, delivery nor performance of this Agreement, in its entirety, nor the consummation of the transactions contemplated hereby, as of the Closing Date, (i) to Purchaser’s knowledge, violates (“Purchaser’s Violation”) in any material respect any Law , order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Purchaser, (ii) is in conflict with, results in a breach or termination of any provision of, causes the acceleration of the maturity of any debt or obligation pursuant to, constitutes a default (or gives rise to any right of termination, cancellation or acceleration) under, or results in the creation of any Lien upon any currently owned property of Purchaser pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Purchaser is a party or by which any currently owned property of Purchaser is subject or bound (collectively, “Purchaser’s Default”), or (iii) conflicts (“Purchaser’s Conflict”) with or results in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Purchaser, which Purchaser’s Violation, Purchaser’s Default or Purchaser’s Conflict could reasonably be expected to have or be a Material Adverse Effect on Purchaser.

Section 3.4                                   Consents and Approvals.  No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby.

Section 3.5                                   Investment Intent.

(a)                             Purchaser is acquiring the Shares for its own account for investment and not with a view toward resale or redistribution in a manner which would require registration under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and Purchaser does not presently have any reason to anticipate any change in its circumstances or other particular occasion or event which would cause it to sell the Shares or any part thereof or interest therein.  Purchaser has not offered or sold the Shares or any part thereof or interest therein, and has no present intention of dividing the Shares with others or of reselling or otherwise disposing of the Shares or any part thereof or interest therein either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance.

(b)                             Purchaser acknowledges that (i) its acquisition of the Company involves a high degree of risk and (ii) it understands that the purchase of the Shares is an illiquid investment.

(c)                             Purchaser acknowledges that Seller has made available, or caused the Company to make available, to Purchaser the opportunity to evaluate the merits and risks associated with ownership of the Shares, including information related to the financial position and results of operations of the Company.  Specifically, Purchaser acknowledges receipt of the Company Financial Statements and Purchaser has had access to officers of the Company to make such further inquiry as Purchaser has deemed appropriate.  Purchaser represents that it has made other investments of a similar nature or, by reason of Purchaser’s business and financial experience and of the business and financial experience of those persons it has retained to advise it with respect to its purchase and ownership of the Shares, it is a sophisticated, well-informed investor and has acquired the capacity to protect its own interest in investments of this nature.  In reaching the conclusion that it desires to acquire the Shares, Purchaser has carefully evaluated its financial resources and investment position, and the risks associated with this investment and acknowledges that it is able to bear the economic risks of this investment.

Section 3.6                                   Financing.  Purchaser has sufficient capital resources to enable Purchaser to pay the Purchase Price in accordance with Section 1.2 and to effect the other transactions contemplated by this Agreement at the Closing Date.

Section 3.7                                   Disclaimer of Additional and Implied Warranties.  Purchaser is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in ARTICLE III of this Agreement.

ARTICLE IV
CERTAIN TAX MATTERS

Section 4.1                                   Preparation and Filing of Returns.

(a)                             Seller shall prepare and timely file, or shall cause to be prepared and timely filed, at its cost and expense, the following Returns with respect to the Company or in respect of its businesses, assets or operations:

(i)                                    All Returns for any Taxes for any taxable period ending on or before the Closing Date imposed upon, or measured by, income; and

(ii)                                All other Returns required to be filed (taking into account extensions) prior to the Closing Date.

(b)                             Any Return to be prepared and filed by Seller in accordance with Section 4.1(a) shall, to the extent permitted by applicable Laws, be prepared on a basis consistent with the last previous Return of the Company.

(c)                             Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, at its cost and expense, all other Returns with respect to Company or in respect of its businesses, assets or operations.

(d)                             Any Return to be prepared and filed by Purchaser for taxable periods beginning before the Closing Date and ending after the Closing Date shall, to the extent permitted by applicable Law, be prepared on a basis consistent with the last previous Return of the Company.

Section 4.2                                   Tax Indemnification by Seller.  Seller shall indemnify the Purchaser Indemnified Parties (as defined in Section 8.2 below) in respect of, and hold the Purchaser Indemnified Parties harmless against (i) the failure to perform any covenant or agreement set forth in this Article IV, and (ii) without duplication, the following Taxes:

(a)                             Any and all Taxes due and payable by the Company for any taxable period ending (or deemed pursuant to Section 4.4(b) to end) on or before the Closing Date; and

(b)                             Any liability of the Company for Taxes for periods ending (or deemed pursuant to Section 4.4(b) to end) on or before the Closing Date under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations except to the extent of the accruals or reserves for Taxes set forth on the Closing Date Balance Sheet.

Section 4.3                                   Tax Indemnification by Purchaser.  Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold the Seller Indemnified Parties harmless against, any and all Taxes for any taxable period beginning (or deemed pursuant to Section 4.4(b) to begin) after the Closing Date.

Section 4.4                                   Allocation of Certain Taxes.

(a)                             The Parties agree that if the Company is permitted but not required under applicable state or local Tax Laws to treat the Closing Date as the last day of a taxable period, the Parties shall treat such day as the last day of a taxable period.  The Parties agree that they will treat the Company as if it ceased to be part of the affiliated group of corporations of which Seller is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign Laws, at the Effective Time.

(b)                             Any Taxes for a taxable period ending after the Closing Date with respect to the Company shall be paid by Purchaser or the Company, and the Taxes for such period shall be apportioned for purposes of Section 4.2 and Section 4.3 between the Parties based on the actual operations of the Company during the portion of such period ending on the Closing Date, if any, and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Section 4.2, Section 4.3 and Section 4.5, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).  Any Taxes allocated or apportioned by means of this Section 4.4(b) shall, to the extent allocated to the period before the Closing Date, be for the account of Seller and any Taxes allocated or apportioned by means of this Section 4.4(b) shall, to the extent allocated to the period after the Closing Date, be for the account of Purchaser.

(c)                             Seller shall make any payment of Taxes apportioned under Section 4.4(b) for which it is liable under Section 4.2(a) to Purchaser not later than five Business Days prior to the due date for the payment of such Taxes (including estimated Taxes).

(d)                             The Parties agree that neither Seller nor Purchaser shall, in connection with the purchase of the Shares under this Agreement, make any election under Section 338 of the Code.

Section 4.5                                   Refunds and Carrybacks.

(a)                             Seller shall be entitled to an amount equal to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods ending (or deemed pursuant to Section 4.4(b) to end) on or before the Closing Date to the extent such refunds (including any interest paid thereon) or credits were not included in the Closing Date Balance Sheet.  Purchaser shall promptly notify Seller in writing of any Tax refund(s) received by or payable to the Company after the Closing in respect of periods before or including the Closing Date.

(b)                             Purchaser, the Company, and/or their Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to (i) taxable periods beginning (or deemed pursuant to Section (b) to begin) after the Closing Date and (ii) taxable periods ending (or deemed pursuant to Section 4.4(b) to end) on or before the Closing Date to the extent such refunds (including any interest paid thereon) or credits were included in the Closing Date Balance Sheet.

(c)                             Purchaser shall, or shall cause the Company promptly to, forward to or reimburse Seller for any refunds (including any interest paid thereon) or credits due Seller (pursuant to the terms of this Agreement) after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds (including any interest paid thereon) or credits due Purchaser after receipt thereof.

(d)                             Purchaser and Seller agree that the Company shall not carry back in respect to any consolidated, combined or unitary Return any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date.

Section 4.6                                   Cooperation on Tax Matters; Tax Audits.

(a)                             The Parties and their respective Affiliates shall cooperate in the preparation of all Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information.  Such cooperation shall include, but not be limited to, furnishing prior years’ Returns or return preparation packages to the extent related to a Company or Subsidiary illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Returns as is relevant to their preparation.  Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Company, and providing copies of all relevant Returns to the extent related to either Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested Party may possess.  The Parties and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b)                             Purchaser shall promptly notify Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this ARTICLE IV; provided, however, that a failure to give such notice will not affect Purchaser’s right to indemnification hereunder, except to the extent, if any, that, but for such failure, Seller could have avoided the Tax liability in question.  In the case of an audit or administrative or judicial Proceeding that relates to any pre-Closing taxable year or period, provided that within thirty (30) days after Seller receives the written notice from Purchaser required under this  Section 4.6(b) and prior to taking any action with respect to such audit or administrative or judicial proceeding, Seller acknowledges in writing its liability under this Section 4.6 to hold the Purchaser Indemnified Parties harmless against the full amount of any adjustment which may be made as a conduct of such audit or proceeding; provided, however, that Seller shall not settle or otherwise compromise any issue or matter without Purchaser’s prior written consent if such issue or matter will have a material affect on the Tax liability of Purchaser or the Company for a post-Closing taxable year or period.  Purchaser also may participate in any such audit or proceeding.  Purchaser may, without any effect to its right to indemnification under this ARTICLE IV, to defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding.  Except as provided otherwise in this ARTICLE IV, Purchaser shall control at its own expense any and all audit, administrative and judicial proceedings related to the Company or the Company’s Taxes.

Section 4.7                                   Termination of Tax-Sharing Agreements.  All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

Section 4.8                                   Tax Claims.  Notwithstanding any provision of this Agreement to the contrary, this ARTICLE IV shall govern all indemnity or other claims related to, or in respect of, Taxes (collectively, “Tax Claims”) and the provisions set forth in ARTICLE VIII of this Agreement shall not apply or have any effect on Tax Claims.  Purchaser and Seller agree that any amounts paid by either of them to the other Party pursuant to this ARTICLE IV or pursuant to ARTICLE VIII of this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1                                   Access To, and Information Concerning, Properties and Records.   Intentionally Omitted.

Section 5.2                                   Public Announcements.  Without the prior written approval of Seller (in the case of a release or statement by Purchaser) or Purchaser (in the case of a release or statement by Seller), no Party hereto will issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except when such release or statement is deemed in good faith by the releasing Party to be required by applicable Laws or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed.  In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to Purchaser (in the case of a release or statement by Seller) or Seller (in the case of a release or statement by Purchaser) and incorporate any reasonable changes which are suggested by such non-disclosing Party prior to releasing or making the statement.  Without limiting the foregoing, Seller will file a Form 8-K in connection with this Agreement and the transactions contemplated by this Agreement containing such information as Seller deems appropriate.

Section 5.3                                   Good Faith Efforts to Consummate Transactions.  Subject to the terms and conditions of this Agreement, Purchaser and Seller agree to use reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under this Agreement and applicable Laws and regulations, to consummate and make effective, as soon as practicable after the Effective Date, the transactions contemplated by this Agreement, including, without limitation, securing all third-party approvals and the Required Regulatory Approvals necessary to consummate the transactions provided herein and to satisfy the other conditions to Closing contained herein as soon as reasonably practicable.  Each Party agrees to make copies of its respective regulatory filings and related correspondence to regulatory agencies available to the other Party.  Notwithstanding any provision contained in this Agreement to the contrary, Seller shall direct the initiation and prosecution of, and through counsel of its own choosing will have control over, all filings and Proceedings before any Governmental Bodies in order to obtain the Required Regulatory Approvals.

Section 5.4                                   Company’s Employees.  During the pendency of the transactions contemplated hereby, Seller shall cause the Company, to the extent not prohibited by Law or Contract, to give to Purchaser and its representatives access, upon reasonable request and at reasonable times, throughout the period prior to the Closing, to all employees of Company.

Section 5.5                                   Resignations.  On or prior to the Closing Date, each of Peter J. Moerbeek, James Wisener, David Rodrigue, and Cheryl L. Clary shall resign, in writing, from all positions held by him as an officer, director, employee, consultant and/or independent contractor of the Company, effective as of the Closing Date.

Section 5.6                                   Further Assurances.  Seller and Purchaser each agree that from time to time after the Closing Date, they will execute and deliver, and will cause their respective Affiliates to execute and deliver such further documents and instruments, and take, and cause their respective Affiliates to take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 5.7                                   Restrictive Covenants. Seller and Purchaser covenant and agree as follows:

(a)                             Statement of Enforceability.  Seller acknowledges that this Section 5.7 is entered into in conjunction with the sale of a going concern business and is fully enforceable as written under Tex. Bus. Comm. Code §15.50 and other applicable Laws.  Seller further acknowledges that the provisions in this Section 5.7 are conditions precedent and material inducements to Purchaser entering into this Agreement and consummating the transactions contemplated by this Agreement.

(b)                             Noncompetition Covenant.  Seller agrees that, during the Restricted Period, it will not, and will not permit any other Seller Restricted Person, to, for itself or any other Person, engage in any Restricted Activity anywhere in the Restricted Territory, except on behalf of the Company in providing any transition services agreed upon in writing by the Parties in connection with this Agreement.

(c)                             Nonsolicitation Covenant.  Seller agrees that, during the Restricted Period (except for employment advertisements which are placed in newspapers or other periodicals of general circulation), it will not, and will not permit any other Seller Restricted Person, for itself or any other Person, to directly or indirectly, induce or attempt to induce any Person Known to Seller to be employed by the Purchaser Group in a managerial or supervisory capacity to leave the employ of the Purchaser Group, except, in each case, if such Person first solicits any Seller Restricted Person.

(d)                             Mutual Nondisparagement Covenant. Neither any of the Seller Restricted Persons, on the one hand, nor the Purchaser Group, on the other hand, will, or encourage any of their respective shareholders, directors, officers, employees, or agents to, at any time during or after the Restricted Period, disparage the other Party or any of its shareholders, directors, officers, employees, agent, Subsidiaries, or Affiliates.

(e)                             Remedies.

(i)                                    Injunctive Remedy.  Seller acknowledges that the foregoing restrictions in this Section 5.7 (the “Restrictions”), including those relating to geographic area,

duration and scope of activity, in view of the nature of the business in which the Purchaser Group has been, is and will be engaged, are reasonable and necessary in order to protect the goodwill and other legitimate business interests of the Purchaser Group, and that any violation thereof would result in immediate and irreparable injury to the Purchaser Group, and Seller, therefore, further acknowledges that, in the event it violates, or threatens to violate, any of the Restrictions, the Purchaser Group will be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights will be cumulative and in addition to any other rights or remedies in law or equity to which it may be entitled.  If Seller violates any of the Restrictions, the applicable restricted period will be tolled from the time of commencement of the violation until such time as the violation has been cured to the Purchaser Group’s satisfaction.  If any Restrictions, or any part thereof, are determined in any Proceeding to be invalid or unenforceable, the remainder of the Restrictions will not thereby be affected and will be given full effect without regard to the invalid provisions.  If the Restrictions should be adjudged unreasonable in any Proceeding, then the reviewing Governmental Body or other Person will have the power to reform the Restrictions to the extent reasonably necessary to make the Restrictions valid and enforceable and, in the modified form, such provisions will then be enforceable and must be enforced.

(ii)                                Survival.  Notwithstanding any other provision of this Agreement, the provisions of this Section 5.7 will survive for the Restricted Period, and longer with respect to Section 5.7(d).

Section 5.8                                   Certain Employee Matters.

(a)                             Foltz Employment Agreement.

(i)                                    Schedule 5.8(a)-1 is a true, correct and complete copy of the Master Tek International, Inc. Key Employee Agreement between Greg Foltz (“Foltz”) and the Company dated June 18, 2004 (the “Employment Agreement”).  Schedule 5.8(a)-2 is a true, correct and complete list of the commission schedule which Purchaser would cause Company to offer to Foltz, assuming the closing of the transactions contemplated hereby (the “Purchaser Commission Schedule”), but for the existence of the Employment Agreement.

(ii)                                Following the Closing, Seller will reimburse the Company, monthly in arrears through the remaining term of the Employment Agreement (i.e., through December 31, 2007), an amount equal to (i) the amount the Company actually paid to Foltz under Sections 3.1, 3.2, and 3.4 of the Employment Agreement (and for no other payments thereunder) during such period, plus an amount equal to the employer’s portion of amounts payable under the Federal Insurance Contributions Act for each payment made to Foltz, plus applicable state and Federal unemployment insurance for each payment made to Foltz, plus a reasonable fee for Purchaser’s cost to process payroll payments to Foltz, less (ii) the amount which Company would have had to pay Foltz pursuant to the Purchaser Commission Schedule during the same period for the actual work or services performed by Foltz during such period.

As a condition to each of Seller’s monthly payments, the Company will provide Seller with reasonable written documents illustrating and evidencing the determination of the amount to be reimbursed pursuant to this Section 5.8(b) and evidence of actual payments made to Foltz.

(iii)                            Purchaser will cause the Company to refrain from amending the Employment Agreement in any manner (i) that results in Seller being required to make additional or greater reimbursement payments under Section 5.8(a)(ii); and (ii) without Foltz’s prior written consent.  Purchaser will cause the Company to comply with each and all of its obligations under the Employment Agreement, as such may be amended, which accrue or arise following the Effective Time.  Purchaser will cause the Company to materially comply with all applicable Laws with respect to the Company’s employment of Foltz under the Employment Agreement, as such may be amended.

(b)                             Armstrong Release.  For and on behalf of the Company, following the Closing, Seller will timely make each and all of the payments and reimbursements due to Scott Armstrong under the Armstrong Release.  Seller will promptly notify Purchaser in the event that Seller is notified of any dispute or claim relating to the Armstrong Release.

Section 5.9                                   Intercompany Debt.  Seller will convert the net amount of Intercompany Debt owed to Seller into equity prior to the Closing Date without any resulting Tax or other consequences, whether or not adverse, on the financial condition of the Company.  The Company shall not be subject to, bound by or obligated to pay any of the Intercompany Debt following the Effective Time, and all of it is hereby terminated if not converted.  As used in this Agreement, the term “Intercompany Debt” means the aggregate indebtedness as of the Effective Time payable by the Company to Seller or any of its Affiliates.

Section 5.10                            Collection of Accounts Receivable; Repurchase of Accounts Receivable.

(a)                             Following the Closing Date, Purchaser will cause the Company to collect the Accounts Receivable in substantially the same manner and with the same effort and diligence as the Company used in collecting its other accounts receivable during the 12-month period preceding the date of the Interim Company Financial Statements.  But, the Company will not be required to commence litigation or other Proceedings in attempting to collect any Accounts Receivable.  The Company may not compromise, settle or adjust the amount of any Accounts Receivable without Seller’s prior written consent, which shall not be unreasonably withheld or delayed.  For purposes of this Agreement, the Accounts Receivable will be deemed to be uncollectible if, after taking into account and exhausting A/R Reserve, full payment is not collected by the Company through the collection efforts contemplated by this Section 5.10 within one hundred eighty (180) days following the Closing Date (the “Repurchase Date”).

(b)                             Purchaser shall have the right, by written notice (the “Receivables Notice”) to Seller given on, or not later than ten (10) days after the Repurchase Date, to require Seller to repurchase for cash and without recourse, within sixteen (16) Business Days of the date of the Receivables Notice, the uncollected account(s) receivable identified in the Receivables

Notice, provided that such account(s) receivable remains uncollected at such time.  Seller shall repurchase the applicable uncollected account(s) receivable for a purchase price equal to its/their aggregate face value, and Seller shall purchase and pay for such account(s) receivable as provided herein.

(c)                             The repurchase price of the accounts receivables to be purchased shall be paid, one-half (1/2) of the amount owed through a claim against and deduction from the Holdback Fund, and the other one-half (1/2) in cash.  The Holdback Fund claim and the cash payment must be paid to Purchaser within sixteen (16) Business Days after the date of the Receivables Notice.  To the extent the amount in the Holdback Fund is insufficient to pay the claim against the Holdback Fund, such amount will be paid by Seller in cash.

(d)                             Purchaser shall execute and deliver to Seller all instruments as shall be reasonably necessary to effectively vest in Seller all of the right, title and interest of Purchaser with respect to any uncollected Accounts Receivable repurchased by Seller pursuant to this subsection without representation or recourse, but free and clear of all Liens created by Purchaser following the Closing Date, other than Permitted Liens.

Section 5.11                            MTI Transmitter System Replacement.

(a)                             Following the Effective Time, Purchaser will cause the Company to continue, with commercially reasonable diligence, Company’s program of replacing all MTI Transmitter Systems installed as of the Closing Date in those dwellings or buildings for which the Company furnishes billing services (including allocation billing and ratio billing) under a Submetering Contract with Inovonics Transmitter Systems in a manner consistent with the Company’s past business practices (the “Replacement Program”).

(b)                             Purchaser shall cause Company to use the Replacement Transmitters only for the Replacement Program and for no other purpose.  For each MTI Transmitter System replaced in connection with the Replacement Program, Purchaser shall have the right to receive for each MTI Transmitter System replaced an amount equal to Company’s actual and reasonable third party costs incurred to replace said transmitter or, if a third party is not engaged to replace the transmitters, a reasonable allocation of the internal costs actually incurred by the Company (but such allocation of internal costs actually incurred shall not exceed the reasonable costs of an independent third party to replace said transmitter).  Purchaser shall not receive any amount on account of the cost of a Replacement Transmitter.  To the extent that Replacement Transmitters are insufficient for the Replacement Program, then Purchaser shall have the right to receive for each MTI Transmitter System replaced an amount equal to Company’s actual and reasonable third party cost incurred to acquire additional Inovonics Transmitter Systems.

(c)                             Monthly Claim Report; Payment.

(i)                                    Within thirty (30) days following the end of each calendar month following Closing Date through and including December 31, 2005, Purchaser and Company will deliver to Seller a report certified by officers of Purchaser and Company reflecting the total number of MTI Transmitter Systems replaced during the preceding calendar month pursuant to the Replacement Program, the address of replacement for each such MTI Transmitter System replaced, the name of the applicable customer, the number of Replacement Transmitters remaining in Company’s possession, the total amount due to Purchaser in accordance with Section 5.11(b) on account of transmitter replacements concluded during the preceding month, and other facts reasonably requested by Seller (the “Monthly Claim Report”).  The failure to deliver the Monthly Claim Report within the 30-day period does not affect Purchaser’s right to be paid by Seller.

(ii)                                Seller shall have a period of fifteen (15) days after such delivery of the Monthly Claim Report to (A) acknowledge that the claim stated in the Monthly Claim Report is accurate and that the amount claimed is correct, in which case Purchaser shall have the right to receive, by making a written request therefor to the Escrow Agent, the sum equal to the claim set forth in the applicable Monthly Claim Report from the Holdback Fund, or (B) deny that either the Monthly Claim Report is accurate or that the amount claimed is incorrect, in which case, the Escrow Agent shall retain in the Holdback Fund an amount reasonably sufficient to pay such unresolved claim if required pursuant to Section 8.8(e).  The failure of Seller to give such notice within such fifteen (15) day period shall be deemed to be an acknowledgment that such claim set forth in the Monthly Claim Report and the amount claimed are correct.

(d)                             Concluding Claim Report; Payment.

(i)                                    Within thirty (30) days following December 31, 2005, Purchaser and Company will deliver to Seller a report certified by officers of Purchaser and Company reflecting:  (i) the total number of MTI Transmitter Systems replaced in the Replacement Program since the Closing Date, (ii) the address of replacement for each such MTI Transmitter System replaced, (iii) the name of the applicable customer, (iv) the number of Replacement Transmitters remaining in Company’s possession, if any, (v) the number of MTI Transmitter Systems which have not been replaced as of December 31, 2005 in accordance with the Replacement Program, and (vi) Purchaser’s reasonable estimate of the amounts which will be payable by Seller in accordance with Section 5.11(b) on account of all transmitter replacements to be made pursuant to the Replacement Program, and other facts reasonably requested by Seller (the “Concluding Claim Report”).  The failure to deliver the Concluding Claim Report within the 30-day period does not affect Purchaser’s right to be paid by Seller.

(ii)                                Seller shall have a period of fifteen (15) days after such delivery of the Concluding Claim Report to (A) acknowledge that the claim stated in the Concluding Claim Report is accurate and that the estimated to be payable is correct, in which case Purchaser shall have the right to receive, by making a written request therefor to the Escrow Agent, the sum equal to the claim set forth in the applicable Concluding Claim Report from the Holdback Fund, or (B) deny that either the Concluding Claim Report is accurate or that the amount estimated is incorrect, in which case, the Escrow Agent shall retain in the Holdback Fund an amount reasonably sufficient to pay such estimate if required pursuant to Section 8.8(e).  The failure of Seller to give such notice within such fifteen (15) day period shall be deemed to be an acknowledgment that such claim set forth in the Concluding Claim Report and the amount claimed are correct.

Section 5.12                            Employee and Independent Contractor Matters.

(a)                             Immediately following the Closing and without cost or expense to Seller, Purchaser will cause the Company to credit each of Company’s employees with such hours of “sick leave” as each such employee shall have accrued as listed in Schedule 2.13.  Any and all liabilities or costs associated with crediting and honoring such sick leave will be borne entirely by the Purchaser and the Company and, as described on Schedule 1.6(b)–C, such costs shall not be an adjustment to the Closing Date Balance Sheet.

(b)                             For each of Company’s employees and dependents of such employees participating in medical, dental, life insurance, and long-term disability insurance plans on the Closing Date, Seller shall maintain and continue coverage through and including June 30, 2005, at no cost or expense to Purchaser, the Company or such employees or dependents, of each such employee and dependents in the same manner as provided immediately prior to the Closing Date.

(c)                             If Seller maintains a group health plan, then Seller will to the extent, and for the entire period necessary, satisfy the requirements of Code Section 4980 and the group health plan requirements of Chapter 100 of the Code (collectively, “COBRA”).

(d)                             Within thirty (30) days following the Closing, Seller will assume from the Company all the liabilities and obligations of the Company under that certain Exclusive Retainer Agreement, dated January 1, 2004, between Mr. DiGregorio and the Company (the “DiGregorio Retainer Agreement”).  Purchaser will cause the Company to reasonably cooperate with Seller in effecting this assumption.  Neither Purchaser nor the Company will have any liability or obligation following the Closing under the DiGregorio Retainer Agreement.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                   Conditions to Each Party’s Obligation Under this Agreement.  The respective obligations of (i) Purchaser to purchase and pay for the Shares and (ii) Seller to sell the Shares, at the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)                             The receipt of any required approvals required by a Governmental Body under applicable Law for the consummation of the transactions contemplated by this Agreement and the expiration or termination of any applicable waiting period with respect thereto;

(b)                             All consents, approvals and waivers from third parties required to be obtained to consummate the transactions contemplated by this Agreement shall have been obtained; and

(c)                             The Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction.

Section 6.2                                   Conditions to the Obligations of Purchaser Under this Agreement.  The obligations of Purchaser to purchase and pay for the Shares at the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)                             All representations and warranties of Seller shall be true and correct as of the Effective Date (subject to Seller’s right to cure any inaccuracy or breach of any representation or warranty set forth herein) and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

(b)                             On the Closing Date, no Proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any Governmental Body or private tribunal of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover substantial damages from Seller or Purchaser or any of their respective Affiliates resulting therefrom; and

(c)                             Seller shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it prior to the Closing Date.

Section 6.3                                   Conditions to the Obligations of Seller Under this Agreement.  The obligation of Seller to sell its Shares at the Closing is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)                             All representations and warranties of Purchaser contained herein shall be true and correct as of the Effective Date (subject to Purchaser’s right to cure any inaccuracy or breach of any representation or warranty set forth herein) and at and as of the Closing, with the same force and effect as though made on and as of the Closing; and

(b)                             Purchaser shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it prior to the Closing Date.

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER

Section 7.1                                   Termination.

(a)                             This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i)                                    By mutual written consent executed by the Parties;

(ii)                                By Purchaser if there is an inaccuracy or breach of any representation, warranty or covenant of Seller set forth in this Agreement which breach has not been cured within thirty (30) days following receipt by Seller of written notice of such breach and which breach results in or can reasonably be anticipated to result in a Material Adverse Effect on the Company;

(iii)                            By Seller if there is an inaccuracy or breach of any representation, warranty or covenant of Purchaser set forth in this Agreement which breach has not been cured within thirty (30) days following receipt by Purchaser of written notice of such breach and which breach results in or can reasonably be anticipated to result in a Material Adverse Effect on the Company; or

(iv)                               By Purchaser or Seller if any court of competent jurisdiction in the United States of America or other (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have not been terminated, dismissed, or otherwise vacated within six (6) months after being issued.

(b)                             This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Purchaser if the amount of the Purchase Price to paid at the time of Closing, after giving effect to any adjustments to the Purchase Price required by Section 1.5(b)(i), is or would be less than $12,000,000.00.  But, if Purchaser does not terminate this Agreement pursuant to this Section, then notwithstanding Section 1.5(b)(i) but subject to Section 1.5(b)(ii), the amount of the Purchase Price paid at the time of the Closing, as adjusted to the Closing Date, shall not be less than $12,000,000.00.  However, nothing in this Agreement restricts the Purchase Price from being reduced below $12,000,000.00 based on adjustments required under Section 1.6 following the Closing Date.

Section 7.2                                   Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall thereafter become null and void and have no effect, without any liability on the part of any Party or its directors, officers or shareholders, other than the provisions of Section 5.2, ARTICLE VIII and ARTICLE X.

Section 7.3                                   Amendment and Modification.  This Agreement may be amended, modified, terminated, rescinded, or supplemented only by written agreement of the Parties.

Section 7.4                                   Extension; Waiver.  At any time prior to the Closing Date, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.

ARTICLE VIII
REMEDIES

Section 8.1                                   Remedies for Breach of Representations, Warranties and Covenants of Seller Before the Closing Date.  Upon execution of this Agreement through and including the Closing, the exclusive remedy, for any material inaccuracy or breach of any representation, warranty or covenant in this Agreement by Seller shall be termination of this Agreement by Purchaser in accordance with and subject to Section 7.1(b).

Section 8.2                                   Indemnification by Seller.  Except as otherwise expressly provided in Section 5.1 with respect to Taxes or this ARTICLE VIII, and subject to Section 8.5 and the other limitations stated in this ARTICLE VIII and ARTICLE IX, beginning immediately after the Closing and continuing for the applicable periods after the Closing Date provided in ARTICLE IX, Seller agrees to and shall defend, indemnify and hold harmless Purchaser and the Company and their respective successors, assigns, officers, directors, employees, agents, attorneys, accountants, financial advisers and representatives (the “Purchaser Indemnified Parties”) from and against, and shall reimburse the Purchaser Indemnified Parties for, each and every claim, action, loss, suit, demand, cost, expense, liability, penalty, assessment, judgment, settlement, fine, diminution in value and other damage (including incidental and consequential damages), including, without limitation, reasonable attorney’s fees (collectively, a ”Loss”) incurred by any of the Purchaser Indemnified Parties, relating to, resulting from or arising out of, or any allegation by any third-party of, the following:

(a)                             Any breach of or inaccuracy in any representation or warranty of Seller set forth in this Agreement or in any of the Transaction Documents;

(b)                             Any breach or nonfulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement or in any of the Transaction Documents; or

(c)                             Without limiting the generality of the preceding provisions of this Section 8.2, any Losses relating to, resulting from or arising out of:

(i)                                    Claims or Proceedings by any of the Company’s directors, officers or employees relating to this Agreement or the transactions contemplated hereby, or claims by any of the Company’s current or former shareholders, directors or officers relating to any matter occurring prior to the Effective Time, including without limitation, claims for reimbursement of expenses or indemnification under the Company’s Organizational Documents or otherwise;

(ii)                                Subject to Section 5.11, expenses relating to the Replacement Program, and to the extent not duplicative, warranty and related claims or Proceedings with respect to the MTI Transmitter Systems sold and installed by the Company prior to the Effective Time (the ”Transmitter Warranty Claims”);

(iii)                            Claims or Proceedings by, or on behalf of, Scott Armstrong, or any of his agents, successors, assigns, heirs or legal representatives, relating to (i) his employment or termination of employment with the Company (including, without limitation, the entering into the Armstrong Release or the payments and reimbursements due to Scott Armstrong under the Armstrong Release, or (ii) the Retention and Change of Control Agreement, dated April 11, 2005, between the Company and Scott Armstrong (collectively, the ”Armstrong Claims”);

(iv)                               Claims or Proceedings by, or on behalf of, Foltz, or any of his successors, assigns, heirs or legal representatives, relating to (1) his employment with the Company (including, without limitation, under the Employment Agreement), subject to, following the Closing the Company’s compliance with its obligations under the Employment Agreement and not violating applicable Laws with respect to Foltz’s employment, or (2) without limiting the generality of the preceding clause (1), Claims or Proceedings under Section 3.3, Section 3.4(a), Section 3.4(b) (but limited only to Claims, if any, as a result of differences between the “401(k) plan” in effect prior to the Effective Time and the “401(k) plan” in effect after the Effective Time, or Section 3.5 of the Employment Agreement, or (3) Claims or Proceedings related to or arising out of the allegations in that certain letter dated June 8, 2005 from Brett B. Flagg to James C. Wisener, a true, accurate and complete copy of which has been made available to Purchaser prior to the Closing Date, but only to the extent the allegations in the letter apply to acts or omissions prior to or at the Closing (collectively, the “Foltz Claims”);

(v)                                   Any of the following matters disclosed in the Seller Schedules (collectively, the “Disclosed Matters”):  The conduct of the utility aggregation business in Texas without a Governmental Authorization issued by the Texas Public Utility Commission or other applicable Government Body.

The foregoing matters giving rise to the rights of the Purchaser Indemnified Parties to indemnification hereunder are referred to as the “Purchaser Claims”.

With respect to matters not involving any Proceeding brought or asserted by third-parties, within ten (10) days after notification from Purchaser supported by reasonable documentation setting forth the nature of the circumstances entitling Purchaser to indemnity hereunder, Seller, at no cost or expense to Purchaser, shall diligently commence resolution of such matters in a reasonably acceptable manner and shall diligently and timely prosecute such resolution to completion.  With respect to those claims that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling Purchaser to indemnity hereunder, Seller shall pay the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution.  If litigation or any other Proceeding is commenced or threatened by any third-party for which Purchaser is entitled to indemnification under this Section 8.2, the provisions of Section 8.4 shall control.

Section 8.3                                   Indemnification by Purchaser.  Except as otherwise expressly provided in this ARTICLE VIII, Purchaser agrees to and shall defend, indemnify and hold harmless Seller from and against, and shall reimburse Seller and each of Seller’s successors, assigns, officers, directors, employees, agents, attorneys, accountants, financial advisors, and representatives

(the ”Seller Indemnified Parties”) for, each and every Loss, relating to, resulting from or arising out of, or any allegation by any third-party of, the following:

(a)                             Any breach of inaccuracy in any representation or warranty of Purchaser set forth in this Agreement or in any of the Transaction Documents;

(b)                             Any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser set forth in this Agreement or in any of the Transaction Documents; or

(c)                             To the extent applicable, any compliance or non-compliance by the Company on or after the Closing Date with the Worker Adjustment and Retraining Notification Act or any similar state or local Law;

(d)                             The failure to obtain (or the refusal to grant) the Consent of or required by or pursuant to, as the case may be, those Persons listed or referred to in Schedule 2.6 which have not been obtained prior to the Closing Date, except for those Consents indicated on Schedule 2.6 as being obtained on or prior to the Closing Date;

(e)                             Any Proceeding relating to events, conditions, operations, facts, circumstances or acts of Purchaser, the Company or any of their respective Affiliates which shall occur subsequent to the Closing Date, other than any Proceeding relating to this Agreement or the transactions contemplated by this Agreement, or as contemplated by this Agreement as being the responsibility or obligation of Seller following the Closing.

With respect to matters not involving Proceedings brought or asserted by third parties, within ten (10) days after notification from Seller or the Company supported by reasonable documentation setting forth the nature of the circumstances entitling such party to indemnity hereunder, Purchaser, at no cost or expense to such party shall diligently commence resolution of such matters in a reasonably acceptable manner and shall diligently and timely prosecute such resolution to completion.  With respect to those claims that may be satisfied by payment of a liquidated sum of money, Purchaser shall pay the amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution.  If litigation or any other Proceeding is commenced or threatened by any third-party for which Seller is entitled to indemnification under this Section 8.3, the provisions of Section 8.4 shall control.

Section 8.4                                   Notice and Defense of Third-Party Claims.  If any Proceeding shall be brought or asserted by a third-party against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this ARTICLE VIII from an indemnifying person or any successor thereto (the “Indemnifying Person”) pursuant to any Proceeding, the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall either assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all reasonable expenses, or notify the Indemnified Person of its election to tender its maximum liability, if limited, under this Agreement for such claim to the Indemnified Person in full and complete satisfaction and release of its obligation under ARTICLE VIII; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure.  In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and liability under and pursuant to the indemnifications set forth in this ARTICLE VIII.  The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person if there exist actual conflicts of interest which make representation by the same counsel inappropriate.  The Indemnified Person’s right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this ARTICLE VIII.  In the event that the Indemnifying Person, within twenty (20) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof.  Notwithstanding anything in this ARTICLE VIII to the contrary, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; provided, however, if the Indemnified Person withholds its consent to a settlement involving monetary consideration only, the Indemnifying Person may notify the Indemnified Person of its election to tender the monetary amount of the proposed settlement to the Indemnified Person in full and complete satisfaction and release of its obligation under ARTICLE VIII; and provided, further, the Indemnifying Party may settle or compromise any Proceeding or claim asserted with respect to Transmitter Warranty Claims asserted by third-party(ies), except to the extent covered by the Replacement Program and Section 5.11.

Section 8.5                                   Limitations of Liability.

(a)                             An Indemnifying Person shall have no liability under this ARTICLE VIII unless written notice of a claim for indemnity, or written notice of specific facts as to which an indemnifiable Loss is expected to be incurred, shall have been given within the applicable period provided in ARTICLE IX.

(b)                             Notwithstanding any other provision of this Agreement to the contrary, the aggregate liability of Seller under this Agreement shall not exceed (i) with respect to breaches or the inaccuracy of any representations or warranties contained in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.6, Section 2.11, Section 2.16 or Section 2.30 an amount equal, in the aggregate, to the Purchase Price, or (ii) with respect to any of the other representations or warranties in ARTICLE II of this Agreement, the aggregate amount of $2,000,000.00.  This Section 8.5(b) shall not apply to limit the liability of Seller for any of the Retained Seller Liabilities or Tax Claims.

As used in this Agreement, the term “Retained Seller Liabilities” means:  (i) payment of the Purchase Price or any adjustments thereto under Section 1.5 or Section 1.6, (ii) the Transmitter Warranty Claims, (iii) the Armstrong Claims, (iv) the Foltz Claims, (v) Tax Claims, and (vi) the Disclosed Matters.

(c)                             Notwithstanding any other provision of this Agreement to the contrary, but subject to the last sentence of this Section 8.5(c), Seller shall be liable for indemnification under this Agreement only to the extent that the amount of any indemnifiable Loss, individually or in the aggregate with all other such Losses covered by this Agreement, exceeds $75,000.00 (the “Basket Amount”), and in such event, Seller shall be liable only for the amount of all such Losses that exceed the Basket Amount up to the applicable indemnification cap under Section 8.5(b).  But, this Section 8.5(c) shall not apply to limit the liability of Seller for any of the Retained Seller Liabilities or Tax Claims.

(d)                             Notwithstanding any other provision of this Agreement to the contrary, if Seller has committed fraud, there shall be no limitations under this Agreement on Seller’s liability for indemnity or otherwise.

(e)                             Purchaser shall use commercially reasonable efforts to mitigate any Loss suffered, incurred or sustained by Purchaser arising out of any matter for which Purchaser is entitled to indemnification herein, upon Purchaser having obtained actual knowledge of such breach by Seller.  In the event that Purchaser shall fail to make such commercially reasonable efforts to mitigate such Loss, then notwithstanding anything else to the contrary contained herein, Seller shall not be required to indemnify Purchaser for any Loss that could reasonably be expected to have been avoided had Purchaser made such efforts.

(f)                               In calculating the amount of any Loss for which any Indemnifying Person is liable under this ARTICLE VIII, there shall be deducted (i) the amount of any insurance recoveries, excluding any amounts which are in effect self-insured whether through retention amounts or otherwise, the Indemnified Person in fact receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose; and (ii) any indemnification, contribution or other similar payment actually recovered by the Indemnified Person from any third-party with respect thereto.  The Indemnified Person agrees to first make claim against any applicable insurance coverage, including, if applicable, the insurance coverage for the Company to seek recovery for any Loss, and the Indemnifying Person shall have the right to pursue such recovery against any such insurance coverage in the name of the insured.  Seller, Purchaser and the Company hereby mutually waive all express and/or implied subrogation rights, and assignment of such rights, against each other in regard to any such insurance claim. The above-required waivers shall also extend to all Affiliates of Seller, Purchaser, and the Company, and their respective officers, directors, agents, and employees.  Any such amounts or benefits received by an Indemnified Person with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Person, but not in excess of the amount paid by the Indemnifying Person to the Indemnified Person with respect to such claim.  For purposes of determining the insurance recoveries, if Purchaser elects not to maintain insurance coverage identical to the insurance coverage of the

Company maintained by Seller as of the Closing Date, Purchaser and the Company shall be deemed to have received insurance benefits equal to the greater of the insurance benefits Purchaser and/or Company, as the case may be, would have received had it maintained such insurance policies in effect after the Closing or the insurance benefits it actually receives.

(g)                            In the event that (i) any condition set forth in ARTICLE VI is not satisfied, (ii) the failure of such condition to be satisfied is waived in writing by the Party or Parties entitled to the benefit of such condition, and (iii) the Parties nevertheless consummate the transactions contemplated by this Agreement at the Closing, then the Parties shall be deemed to have waived any claim for Loss or other relief only to the extent that such Loss or other relief relates solely and directly to such condition that was so waived.

(h)                            NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, ABSENT FRAUD NO PARTY HERETO SHALL HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR CONSEQUENTIAL DAMAGES (SUCH AS LOSS OF PROFIT), OR, MULTIPLE, TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, THE LAW OF ANY OTHER STATE, OR FEDERAL LAW.

Section 8.6                                   Exclusive Remedies.

(a)                             Except with respect to Tax Claims (which are governed solely by ARTICLE IV), and absent fraud, the remedies of the Parties specifically provided for by this ARTICLE VIII shall be the sole and exclusive remedies of the Parties for (i) any breach or inaccuracy of the representations and warranties contained in this Agreement or any of the Transaction Documents, or (ii) the failure to perform any covenants, agreements or obligations contained in this Agreement, any Transaction Document or in any other agreement or document furnished or delivered pursuant hereto.

(b)                             Without limiting the generality of the foregoing provisions of Section 8.6(a), the Parties acknowledge and agree that, before the Closing Date, Section 8.1 provides the exclusive remedies for any material breach or inaccuracy of the representations, warranties and covenants of Seller contained in this Agreement.

Section 8.7                                   Mediation.  Before either Party may initiate any suit, arbitration or other Proceeding, the Parties pledge to attempt first to resolve the controversy or claim arising out of or relating to this Agreement (“Dispute”) by mediation before a mutually acceptable mediator within thirty (30) days after either Party first gives notice of mediation.  Mediation shall be conducted in Dallas, Texas and shall be conducted and completed within sixty (60) days following the date either Party first gives notice of mediation.  The fees and expenses of the mediator shall be shared equally by the Parties.  The mediator shall be disqualified as a witness, expert or counsel for any party with respect to the Dispute and any related matter.  Mediation is a compromise negotiation and shall constitute privileged communications.  The entire mediation process shall be confidential and the conduct, statements, promises, offers, views and opinions of the mediator and the Parties shall not be discoverable or admissible in any legal Proceeding for any purpose; provided, however, that evidence which is otherwise discoverable or admissible shall not be excluded from discovery or admission as a result of its use in the mediation.

Section 8.8                                   Holdback Fund.

(a)                             Escrow of Holdback Fund.  At the Closing, Purchaser shall cause the Holdback Fund to be delivered, by wire transfer of immediately available funds to and directly deposited with, JPMorgan Chase Bank, a National Association (the “Escrow Agent”), on behalf of Seller, in escrow for the account and future potential benefit of Seller.  The Holdback Fund shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”).  The costs and expenses of the Escrow Agent shall be paid by Purchaser.

(b)                             Procedure for Claims Against Holdback Fund.

(i)                                    The Holdback Fund shall be held in escrow from the Closing Date through March 31, 2006 (the “Holdback Period”).

(ii)                                In addition to Purchaser’s rights under Section 5.11, if, during the Holdback Period, any Purchaser Indemnified Party believes that it is entitled to indemnification with respect to any Tax Claim or Purchaser Claim, subject to Section 5.11, the Purchaser Indemnified Party shall give Seller notice thereof by delivering to Seller, no later than the last day of the Holdback Period, a certificate signed by the Purchaser Indemnified Party (a “Claim Certificate”) stating that Losses exist pursuant to Section 4.2 or Section 8.2, as the case may be, and specifying such Tax Claim or Purchaser Claim in reasonable detail, to the extent it has actual knowledge thereof.

(iii)                            Seller shall have a period of fifteen (15) days after such delivery of the Claim Certificate, to (A) acknowledge that such Tax Claim or Purchaser Claim, as the case may be, is covered by the indemnification provisions of Section 4.2 or Section 8.2, as applicable, and that the amount claimed is correct, in which case the Purchaser Indemnified Party shall have the right to receive, by making a written request therefor to the Escrow Agent, the amount of such Tax Claim or Purchaser Claim, as the case may be, from the Holdback Fund, or (B) deny that the amount claimed is correct, in which case Seller shall indemnify, defend and hold the Purchaser Indemnified Party harmless with respect to such Tax Claim or Purchaser Claim, as the case may be, as provided in Section 4.2 or Section 8.2, as applicable, or (C) deny that the Tax Claim or Purchaser Claim, as the case may be, is covered by the indemnification provisions of Section 4.2 or Section 8.2, as applicable, in which case, without waiving or limiting its rights to indemnification pursuant to Section 4.2 or Section 8.2, as applicable, the Purchaser Indemnified Party shall have the sole and exclusive right to determine whether to pay or contest any amount claimed by a third-party and relating to the Tax Claim or Purchaser Claim, as the case may be, and, subject to resolution of whether and to what extent such Tax Claim or Purchaser Claim, as the case may be, is covered by such indemnification provisions, the Escrow Agent shall retain in the Holdback Fund an amount reasonably sufficient to pay such unresolved Tax Claim or

Purchaser Claim, as the case may be, if required pursuant to Section 8.8(e) hereof.  The failure of Seller to give such notice within such fifteen (15) day period shall be deemed to be an acknowledgment that such Tax Claim or Purchaser Claim is covered by the indemnification provisions of Section 4.2 or Section 8.2, as the case may be, and that the amount of the Tax Claim or Purchaser Claim is correct.

(c)                             Release of Holdback Fund.  Subject to the provisions of this Agreement and the Escrow Agreement, the Holdback Fund shall be held in escrow until the earlier of (i)  the date Purchaser and Seller agree such funds may be released and paid to Seller pursuant to Section 8.8(e), and (ii) the fifth (5th) Business Day after the last day for the escrow of the Holdback Fund as specified in Section 8.8(b)(i).

(d)                             Delivery to Seller.  No later than five (5) Business Days after the date of release of the Holdback Fund pursuant to Section 8.8(c), the Escrow Agent shall deliver to Seller  (i)  any remaining portion of the Holdback Fund after payment of any amounts therefrom to Purchaser pursuant to Section 8.8(b) or Section 8.8(c), plus (ii)  the aggregate amount of any remaining portion of interest or other income earned thereon during the period such funds were held in escrow.

(e)                             Exception from Release.  If there is any Tax Claim or Purchaser Claim with respect to which Purchaser has given notice to Seller prior to the earliest date of release of the Holdback Fund pursuant to Section 8.8(c), which is not then resolved, the amount of the Holdback Fund reasonably sufficient to pay such unresolved Tax Claim or Purchaser Claim, as the case may be, may be retained in escrow, subject to the Escrow Agreement, if desired by Purchaser in its sole discretion.  If Purchaser desires that any portion of the Holdback Fund be retained pursuant to this Section 8.8(e), it shall give notice thereof to Seller and the Escrow Agent no later than the subject release date.  Upon resolution of the Tax Claim or Purchaser Claim, as the case may be, the portion of the Holdback Fund retained pursuant to this Section 8.8(e) shall be delivered to Seller in the same manner as provided herein for funds not retained.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES

Section 9.1                                   Survival of Representations, Warranties and Indemnities.  The Parties agree that their respective representations, warranties and indemnities contained in this Agreement or any of the Transaction Documents shall survive as follows:  (a) any claim related to representations, warranties and indemnities contained in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 3.1 or Section 3.2 shall survive the Closing and must be commenced within two (2) years after the Closing Date; (b) any claim related to representations, warranties and indemnities contained in Section 2.20 or Section 8.2(c)(ii) shall survive the Closing and must be commenced within the shorter of (i) one year after the Closing Date, or (ii) one year after the date of installation of applicable product or the performance of the services to which Sections 2.20 and 8.2(d)(ii) relate; (c) any claim related to representations, warranties and indemnities contained in Section 2.11 or ARTICLE IV shall survive the Closing and must be commenced within the longer of three (3) years after the Closing Date and the period of the applicable statute of limitations; (d) any claims related to the indemnities in Section 8.2(c)(iv) shall survive the Closing and must be commenced within the period of the applicable statue of limitations; (e) any claims related to the indemnities in Section 8.3(e) shall survive the Closing and must be commenced within the longer of four (4) years after the Closing Date and the period of the applicable statue of limitations and (f) any claim related to any other representations, warranties and indemnities not specified in the preceding clauses (a) through (e) shall survive the Closing and must be commenced within one (1) year after the Closing Date.

ARTICLE X
FORCE MAJEURE

Section 10.1                            Force Majeure.  No Party shall be liable to the other Party, its Subsidiaries, Affiliates, or any other Person in privity with such other Party, its Subsidiaries or Affiliates, for any delays or damage or any failure to act hereunder (other than the failure to pay money) that may be due, occasioned, or caused by reason of any Laws promulgated by any federal, state, or local Governmental Body or any court of law or by the rules, regulations, or orders of any public body or official purporting to exercise authority or control respecting the activities and operations contemplated hereunder, or due, occasioned, or caused, directly or indirectly, by strikes, attacks of terrorists, wars (declared or undeclared), insurrections, civil unrests, hostilities, action of the elements, weather or water conditions, inability to obtain critical materials or supplies, or any other cause beyond the control of the non-performing Party.  In the event of the occurrence of any of the foregoing, the obligations of the non-performing Party shall be suspended during the continuance of any such event or condition, and the time permitted for performance under this Agreement shall be extended for a period of time equal to the period of such suspension.

Section 10.2                            Termination Upon Extended Force Majeure.  In the event that either Party cannot perform its obligations hereunder for a period of ninety (90) consecutive days due to an event of Force Majeure, the Parties will meet promptly to endeavor to reach a mutual agreement on the course of action to be taken.  If the Parties cannot mutually agree on such course of action, the non-affected Party may, at its sole option, serve notice terminating this Agreement, effective upon the receipt of such notice by the affected Party.

ARTICLE XI
MISCELLANEOUS

Section 11.1                            Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.  Seller shall pay from its funds, and not the funds of the Company, all costs and expenses incurred by either Seller or the Company in connection with the transactions contemplated by this Agreement.

Section 11.2                            Brokers and Finders.  Except for the Persons identified in Schedule 2.30, all negotiations on behalf of Purchaser and Seller relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the Parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Purchaser or Seller for financial advisory fees, brokerage or commission fees, finder’s fees or other like payment in connection with the consummation of the transactions contemplated hereby.

Section 11.3                            Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, without consent of the other Party.

Section 11.4                            Waiver; Consents.  Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party affected thereby only by a written instrument signed by the Party granting such waiver.  No waiver, or failure to insist upon strict compliance, by any Party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement.  Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

Section 11.5                            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which  shall remain in full force and effect.

Section 11.6                            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed delivered at the time delivered by hand, one Business Day after transmission by facsimile (with confirmation copy sent by regular U.S. mail), or three (3) Business Days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed as follows:

if to Seller:

Mr. Peter Moerbeek

President and Chief Operating Officer

Southwest Water Company

One Wilshire Building

624 S. Grand Avenue

Los Angeles, CA  90017

Telecopy No. (213) 929-1888

with copy (which will not constitute notice) to:

John F. Cermak, Esq.

Jenkens & Gilchrist, LLP

12100 Wilshire Boulevard, 15th Floor

Los Angeles, CA  90025

Telecopy No. (310) 820-8859

if to Purchaser:

Michael S. Quigley, President

Minol, L.P.

15280 Addison Road, Suite 100

Dallas, TX 75001

Telecopy No. (972) 386-7711

with copy (which will not constitute notice) to:

Jonathan K. Henderson, Esq.

Hughes & Luce LLP

1717 Main Street, Suite 2800

Dallas, TX 75201

Telecopy No. (214) 939-5849

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 11.7                            Governing Law.  Any dispute between the Parties relating to this Agreement or any of the other Transaction Documents will be construed under and in accordance with the laws of the State of Texas applicable to contracts between residents of Texas that are to be wholly performed within such state, without regard to conflicts of law principles.

Section 11.8                            Jurisdiction and Venue.  Any process against Purchaser or Seller in or in connection with, any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 11.6 with the same effect as though served on it or him personally.  Purchaser and Seller hereby irrevocably submit in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the exclusive jurisdiction and venue of a United States District Court located in Dallas, Texas.

Section 11.9                            Waiver of Jury Trial.  EACH OF PURCHASER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OR OMISSIONS OF PURCHASER OR SELLER RELATING TO THIS AGREEMENT, PROCEEDING OR OTHER LITIGATION BROUGHT TO RESOLVE ANY DISPUTE ARISING UNDER, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT

OR INSTRUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH.

Section 11.10                     Descriptive Headings.  The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.11                     Parties in Interest; No Third-Party Beneficiary.  Except as contemplated in ARTICLE VIII for Indemnified Persons other than Seller and Purchaser, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.12                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 11.13                     Incorporation by Reference.  Any and all Seller Schedules, schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

Section 11.14                     Certain Definitions.  For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

(a)                             “Affiliate” means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the Person in question.  For the purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any person or other entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or other entity, whether through the ownership of voting securities, by contract or otherwise.

(b)                             “Billing Unit” means an individual apartment, suite or similar unit covered by a Submetering Contract for which meter reading, billing (including allocation billing and ratio billing) or collection services have been furnished prior to the Cut-Off Time and for which a valid invoice for billing services has been presented prior to the Cut-Off Time to the occupant for payment or, if the unit is vacant, to the client or customer under the Submetering Contract that is paying the billing fee while the unit is vacant.  In order to qualify as a “Billing Unit”, as of the Cut-Off Time, the Submetering Contract covering the Billing Unit must not have been terminated and no written notice of termination can have been received by the Company or any of its Affiliates.

(c)                             “Business” means the business of selling meter reading equipment and furnishing meter reading, billing (including allocation billing and ratio billing), collection, installation, construction and maintenance services for owners of multi-unit residential dwellings and commercial office buildings with respect to the water, sewer, electrical and other utilities provided to the occupants of the dwellings and buildings.

(d)                             “Business Day” means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Texas are closed.

(e)                             “Code” means the Internal Revenue Code of 1986, as amended.  All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

(f)                               “Consent” means any approval, consent, ratification, waiver, notification, license, permit, or other authorization (including any Governmental Authorization).

(g)                            “Contract” means any contract, agreement, obligation, promise, purchase order, sales order, license, lease, commitment, arrangement, or undertaking (whether written or oral, and whether express or implied) that is legally binding.

(h)                            “Cut-Off Time” means 5:00 P.M. (Westminster, Colorado time), on the last Business Day prior to the Closing Date.

(i)                               “Environment” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(j)                               “Environmental Law” means any and all Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et. seq.) relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure  to a Hazardous Substance.

(k)                           “GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the Company Financial Statements.

(l)                               “Governmental Authorization” means any approval, consent, ratification, notification, franchise, license, permit, waiver, product registration, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(m)                         “Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(n)                            “Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law.

(o)                             “Inovonics Transmitter System” means the following group of Inovonics transmitter components / part numbers:  225-008 (Inovonics DCC), 260-004 (repeaters-Inovonics), 450-022 (Inovonics serial receiver), 950-016 (Transmitter Inovonics) and 950-017 (Transmitter Inovonics).

(p)                             “Knowledge” or “Known” means, when used with reference to Seller or the Company, that Seller or the Company shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter only if any of Peter Moerbeek, James Wisener, Linda Moore or Scott Armstrong has current, actual knowledge or knows of such fact or other matter.

(q)                             “Liens” means all mortgages, deeds of trust, claims, liens, judgments, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, powers of attorney, limitations, reservations, restrictions and other encumbrances or adverse claims of every kind and nature, including any restriction on use, voting, transfer, receipt of income or exercise of any attribute of ownership.

(r)                             “Material Adverse Effect” means any adverse change, singularly or in the aggregate when taken together with all other adverse changes, in the properties or assets, earnings, financial condition, results of operations, business or prospects of the Company or Purchaser, as applicable, from the Effective Date, Closing Date or such other date specified in the applicable provision of this Agreement, of more than $200,000.00.  But, none of the following changes may be considered in determining whether any particular change has a Material Adverse Effect:  (i) changes in general economic conditions that do not adversely affect the Company or Purchaser, as applicable, relative to other similarly situated Persons; (ii) changes resulting from the announcement and performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth herein; (iii) changes or developments in the industries in which the Company or Purchaser, as applicable, operates that generally affect all Persons in such industries and do not adversely affect the Company or Purchaser, as applicable,, relative to other similarly situated Persons; (iv) changes or developments in markets or commodity prices that generally affect all entities and do not adversely affect the Company or Purchaser, as applicable,, relative to other similarly situated Persons; (v) changes arising out of the adoption, amendment or issuance, after the Effective Date, of any applicable Laws or any new interpretation of any Laws by any Governmental Body that generally affects all Persons and do not adversely affect the Company or Purchaser, as applicable,, relative to other similarly situated Persons; (vi) changes in any applicable tax Laws or accounting principles that generally affect all Persons and do not adversely affect the Company or Purchaser, as applicable, relative to other similarly situated Persons; or (vii) any changes resulting from a failure to consummate the transactions contemplated by this Agreement, or otherwise resulting from or relating to the taking of any action contemplated by this Agreement.

(s)                             “MTI Transmitter System” means the following group of MTI transmitter components / part numbers:  225-006 (central station receiver), 260-003 (repeater-pilot LED), 275-013 (computer for central station), 450-012 (isolation module), 450-014 (interface module-white) and 950-015 (transmitter TX2002).

(t)                               “Ordinary Course of Business” means an action taken by a Person that is:

(i)                                    Consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; or

(ii)                                Similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(u)                            “Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such entity, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity.

(v)                              “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any governmental authority, or any other entity.

(w)                           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(x)                             “Purchaser Group” means and includes Purchaser and, following the Closing, the Company.

(y)                             “Real Property” means real property owned or leased by the Company as of the Effective Date or the Closing Date, as applicable.

(z)                             “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

(aa)                       “Returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes (including any information returns), and the term “Return” means any one of the foregoing Returns.

(bb)                       “Restricted Activity” means engaging in or conducting, as an owner, principal, partner, shareholder, member, manager, consultant or in any other capacity, the business of (A) providing or furnishing water, natural gas, or electricity submeter reading, submeter billing (including allocation billing and ratio billing) or submeter collection services for apartment, suite or similar units, and/or (B) selling or installing submeters for apartment, suite or similar unit and related equipment for providing or furnishing submeter reading services for individual apartment, suite or similar units.

But, the term “Restricted Activity” does not including the following (the “Permitted Activity”):

(i)                                    Any Restricted Activity that a Seller Restricted Person is permitted to perform or required under applicable Laws to perform by any Governmental Body within the geographic areas covered by the certificates of convenience and necessity issued by the Governmental Body to a regulated utility at any time owned by a Seller Restricted Person; or

(ii)                                Any Restricted Activity that occurs as a result of a Seller Restricted Person:

(A)                               Acquiring, directly or indirectly, by purchase, merger or otherwise, another Person, or control of another Person, that engages in a Restricted Activity, or

(B)                               Acquiring, directly or indirectly, all or substantially all of the assets of a business of another Person that engages in a Restricted Activity,

Except the foregoing activity described in clause (A) and (B) are not permitted if such Restricted Activity occurs as a result of a Seller Restricted Person:  (1) acquiring a Target Person by merger with such Target Person; (2) directly acquiring all of the capital stock, limited liability company membership interests, partnership interests (or other equity ownership interests) of a Target Person (but this does not restrict indirectly acquiring such equity interests by virtue of purchasing, merging with or otherwise acquiring the Person that owns or holds the subject equity ownership interests), or (3) directly acquiring all or substantially all of the assets of a business of a Target Person (but this does not restrict indirectly acquiring such assets by virtue of acquiring such assets in connection with the acquisition of all or substantially all of the business of a Person that is not a Target Person).

The term “Restricted Activity” also does not include: (x) any business or activity of any Seller Restricted Person, excluding Company, as conducted on the Effective Date and the Closing Date; or (y) the business of any Person (or such Person’s Subsidiaries) that, directly or indirectly, acquires Seller (by merger or otherwise) or control of Seller.

(cc)                       “Restricted Period” means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

(dd)                       “Restricted Territory” means the geographic area including the continental United States.

(ee)                       “Seller Restricted Person” means Seller and any Person required under GAAP to be consolidated with Seller for financial statement purposes.

(ff)                           “Subsidiary” means, when used with reference to an entity, any corporation, partnership or limited liability company, a majority of the outstanding voting securities, partnership interests or membership interests of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which such entity currently has, directly or indirectly, any controlling equity interest.

(gg)                     “Target Person” means and includes the following Persons: American Utility Management, Inc. of Hillside, IL; CBSI – An Alliance Data Systems Company of Hillside, IL; Commercial Water and Energy Company of Miami, FL; Conservice, LLC of North Logan, UT; Energy Billing Systems, Inc. of Colorado Springs, CO; Holcutt, Inc. of Dallas, TX; Ista (formally Viterra Energy Services) of San Diego, CA; National Water & Power of Santa Ana, CA; Ocius, LLC of Chicago, IL; Studebaker Submetering, Inc. of Alexandria, VA; and ViaStar Energy, Inc. of Indianapolis, IN.

(hh)                     “Taxes” means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereof, and the term “Tax” means any one of the foregoing Taxes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the Effective Date.

SELLER:

SOUTHWEST WATER COMPANY, a Delaware corporation

By:
Name:
Title:

PURCHASER:

MINOL, L.P., a Delaware limited partnership

By:	MINOL, LLC, a Delaware limited liability company

By:
Alexander Lehmann,

LIST OF SCHEDULES AND EXHIBITS

Schedules
Schedule 1.5(c)	–	Leased Vehicles
Schedule 1.5(d)	–	Leased Computer Equipment
Schedule 1.6(b)-A	–	Adjustments to Closing Date Net Working Capital
Schedule 1.6(b)-B	–	Example of Closing Date Net Working Capital
Schedule 1.6(b)-C	–	Accepted Adjustments to Base Working Capital
Schedule 1.6(c)(i)	–	Non-Billing Units
Schedule 2.1(a)	–	Company’s Organization and Qualification
Schedule 2.1(e)	–	Officers and Directors of the Company
Schedule 2.2	–	Company’s Capitalization
Schedule 2.5	–	Violations/Conflicts
Schedule 2.6	–	Consents and Approvals
Schedule 2.7(a)	–	Historical Company Financial Statements
Schedule 2.7(b)	–	Interim Company Financial Statements
Schedule 2.8	–	Absence of Changes
Schedule 2.9	–	Litigation
Schedule 2.11	–	Tax Matters
Schedule 2.13	–	Employment Matters
Schedule 2.14(a)	–	Included Intellectual Property
Schedule 2.14(b)	–	Retained Intellectual Property
Schedule 2.14(d)	—	Infringement of Intellectual Property
Schedule 2.15	–	Environmental Compliance
Schedule 2.16	–	Title to Properties
Schedule 2.17(a)	–	Insurance – List of Policies
Schedule 2.18	–	Licenses and Permits
Schedule 2.19	–	Agreements, Contracts and Commitments
Schedule 2.20	–	Warranties
Schedule 2.20(c)	–	MTI Transmitter Systems
Schedule 2.20(d)	–	Billing Meters Reading “Zero”
Schedule 2.22	–	Material Assets
Schedule 2.24	–	Accounts Receivable
Schedule 2.25(a)	–	Inventories
Schedule 2.25(b)	–	Replacement Transmitters
Schedule 2.26	–	No Undisclosed Liabilities
Schedule 2.27(a)	–	Employee Benefit Plans
Schedule 2.29	–	Customers and Suppliers
Schedule 2.30	–	Brokers
Schedule 2.31	–	Bank Accounts
Schedule 5.8(a)-1	–	Employment Agreement (Greg Foltz)
Schedule 5.8(a)-2	–	Purchaser Commission Schedule

Exhibits
Exhibit A	–	Form of Closing Statement
Exhibit B	–	Form of Escrow Agreement

EXHIBIT A

FORM OF CLOSING STATEMENT

[SEE ATTACHED]

EXHIBIT B

FORM OF ESCROW AGREEMENT